Execution Version
Exhibit 2.9

STOCK PURCHASE AGREEMENT

by and among

AMI HOLDCO, INC.,

ENPRO HOLDINGS, INC.,

THE SELLERS PARTY HERETO

and

THE SELLERS’ REPRESENTATIVE NAMED HEREIN

Dated as of December 22, 2023

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TABLE OF CONTENTS

Page
1. Definitions............................................................................................................................…1
1.1. Certain Matters of Construction.......................................................................................…1
1.2. Certain Definitions........................................................................................................… 1

4.3. Title to Shares............................................................................................................…. 39
4.4. No Violation or Approval; Consents................................................................................. 39
5. Representations and Warranties of the Buyer....................................................................…39

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6.11. Secretary Certificate......................................................................................................…42

-ii-

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SCHEDULES
Schedule 1 – Sellers
Schedule 1.2(a) – Accounting Principles
Schedule 2 – Restricted Persons
Schedule 2.4.2 – Contracts to be Terminated at Closing
Schedule 2.6.1 – Sample Working Capital Calculation
Schedule 8.2 – Conduct of Business Prior to Closing – Company
Disclosure Schedules – Company and Sellers
Disclosure Schedules – Buyer
EXHIBITS
Exhibit A     Escrow Agreement

-iii-

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 22nd day of December, 2023, by and among (i) AMI Holdco, Inc., a Delaware corporation (the “Company”), (ii) those holders of Shares listed on Schedule 1 (the “Sellers”), (iii) McNally Capital – AMI SPV, LLC, a Delaware limited liability company, in its capacity as the representative of the Sellers (the “Sellers’ Representative”), and (iv) EnPro Holdings, Inc. (the “Buyer”), a North Carolina corporation and wholly-owned subsidiary of Enpro Inc. The Company, the Sellers and the Buyer (and with respect to Section 11 (Miscellaneous) and defined terms used therein, the Sellers’ Representative) are each referred to in this Agreement as a “Party”, and collectively as the “Parties”.
Whereas, each of the Sellers, respectively, owns the number of shares of Common Stock of the Company set forth opposite such Seller’s name on Schedule 1 hereto, which, together, constitute all of the issued and outstanding capital stock of the Company (the “Shares”);
Whereas, each Seller desires to sell and transfer all of the Shares owned by such Seller to the Buyer, and the Buyer desires to acquire all of the Shares of the Company through the purchase of such Shares from the Sellers, all on the terms and subject to the conditions set forth in this Agreement; and
Whereas, on the date hereof, the Company has delivered to the Buyer restrictive covenant agreements, duly executed by the Persons listed on Schedule 2 (the “Restrictive Covenant Agreements” and the Persons executing such agreements, the “Restricted Persons”);
Whereas, the parties acknowledge that the Persons executing such Restrictive Covenant Agreements have significant direct or indirect beneficial ownership of the equity of the Acquired Companies, and the Restrictive Covenant Agreements have been entered into for the purpose of acquiring the goodwill associated with the business, customers and assets of the Acquired Companies which is a material condition to the consummation of the Contemplated Transaction, and an integral component of the value of the Acquired Companies to Buyer, and is reflected in the purchase price payable in connection with the Contemplated Transactions.
Now, therefore, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Definitions.
1.1.Certain Matters of Construction. For purposes of this Agreement, except as specified otherwise, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof. The word “including” means including without limitation. The word “will” has the same meaning as the word “shall”. The word “or” shall not be exclusive. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. All references in this Agreement to monetary amounts will, unless otherwise specified, be to United States dollars. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period will end on the next-succeeding Business Day.
1.2.Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:

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“Accounting Principles” means the accounting principles, policies, procedures, and methodologies as set forth on Schedule 1.2 attached hereto.
“Accrued Income Taxes” means an amount (not less than zero ($0)) equal to the aggregate liability for any unpaid Income Taxes attributable to, payable by or with respect to any of the Acquired Companies for any Pre-Closing Tax Period (or portions thereof), determined as of the end of the Closing Date; provided that Accrued Income Taxes shall be calculated (a) in a manner consistent with the past practice (including reporting positions, elections and accounting methods) of the Acquired Companies, unless otherwise required by applicable Law, (b) by assuming that no actions are taken on the Closing Date after the Closing outside the ordinary course of business, (c) by excluding any Tax consequences resulting from any financing (or actions taken in respect of any financing) incurred by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement, (d) by taking into account in the Pre-Closing Tax Period that includes the Closing Date any Transaction Tax Deductions of the Acquired Companies to the extent “more likely than not” permitted under applicable Legal Requirement regarding Income Tax, (e) by taking into account any prepayment of Income Taxes (including estimated Taxes) prior to the Closing, (f) by excluding any reserves on the Financial Statements for uncertain Tax positions, (g) by excluding any deferred Income Tax assets and liabilities, and (h) on a jurisdiction by jurisdiction basis and which shall not be less than zero in any such jurisdiction.
“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.
“Action” means any litigation (in law or in equity), arbitration, mediation, action, lawsuit, proceeding, complaint, charge, claim, demand, hearing, or similar proceeding by or before any Governmental Authority, including any administrative, criminal, arbitration or mediation proceeding.
“Additional Consideration” means, as of any date of determination, without duplication, the sum of (a) any portion of the Adjustment Escrow Amount paid or payable to the Sellers and Optionholders (in their capacity as such) pursuant to this Agreement and the Escrow Agreement, plus (b) any adjustments arising under Section 2.6.5 payable to the Sellers and Optionholders (in their capacity as such), plus (c) any amounts released from the Sellers’ Representative Reserve paid or payable to the Sellers in accordance with this Agreement, plus (d) any portion of the Retention Escrow Amount paid or payable to the Sellers and Optionholders (in their capacity as such) pursuant to this Agreement and the Escrow Agreement; provided that, in each case, the Additional Consideration payable to the Sellers and Optionholders shall be reduced by the amount of payroll and similar Taxes payable to the Optionholders on such Optionholders’ pro rata share of the Additional Consideration (which amounts shall be paid to the Company to satisfy its obligations for such Taxes).
“Adjustment Escrow Account” means the account established by the Escrow Agent to hold the Adjustment Escrow Funds, pursuant to the terms of the Escrow Agreement.
“Adjustment Escrow Amount” means $1,300,000.
“Adjustment Escrow Funds” means, as of any date of determination, the excess (if any) of the Adjustment Escrow Amount (including accrued interest or earnings thereon (if any)) over the sum of all distributions and other payments to any Person from the Adjustment Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.
“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “controlling”, “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Aggregate Option Exercise Price” means an amount equal to the aggregate exercise price of all In-the-Money Options as of immediately prior to the Closing.
“Agreement” is defined in the Preamble.
“Allocation Schedule” means a schedule setting forth (a) the portion allocable to each Seller (in their capacity as such) of (i) the Purchase Price delivered pursuant to Section 2.4.1(a), (ii) the Adjustment Escrow Amount contributed to the Escrow Account at Closing, (iii) the Sellers’ Representative Reserve and (iv) any Additional Consideration that may be paid to the Sellers following the Closing, and (b) the portion allocable to each Optionholder (in their capacity as such) of (i) the aggregate Closing Option Consideration, (ii) the Adjustment Escrow Amount contributed to the Escrow Account at Closing, and (iii) any Additional Consideration that may be paid to the Optionholders following the Closing. For clarity, such Allocation Schedule shall calculate the payments to be made to Optionholders and Sellers in the event any Additional Consideration is payable to Sellers and Optionholders after taking into account that the amount payable to Sellers and Optionholders shall be reduced on a pro rata basis by the amount of any payroll or similar Taxes payable with respect to the payment to Optionholders (which amount shall be paid to the Company for payment of such obligations).
“Audited Financial Statements” is defined in Section 3.5.1.
“Balance Sheet Time” means 11:59 p.m. (Eastern Time) on the Business Day immediately preceding the Closing Date; except with respect to any calculation of Tax liabilities, for which the “Balance Sheet Time” means 11:59 p.m. (Eastern Time) on the Closing Date.
“Base Purchase Price” means $210,000,000.
“Business” means the businesses conducted by the Acquired Companies as of the date hereof.
“Business Day” means any day on which banking institutions in New York, New York are open for the purpose of transacting business.
“Buyer” is defined in the Preamble.
“Buyer Failure to Close” is defined in Section 10.1.6.
“Buyer Related Party” means (a) the Buyer, (b) the former, current and future direct and indirect holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, incorporators, Representatives, successors or assignees of the Buyer and (c) any former, current and future direct or indirect holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, incorporators, Representatives, agents, successors or assignees of any of the foregoing.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any similar or successor Law or executive order or executive memo relating to the COVID-19 pandemic in any U.S. jurisdiction, and any subsequent Law intended to address the consequences of the COVID-19 pandemic, including, but not limited to, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (dated August 8, 2020), Notice 2020-65, Notice 2021-11, the Coronavirus Preparedness and Response Supplemental Appropriations Act (P.L. 116-123), the Families First Coronavirus Response Act (P.L. 116-127), the Paycheck Protection Program and Health Care Enhancement Act (P.L. 116-139), the Paycheck Protection Program Flexibility Act of 2020 (P.L. 116-142), the Consolidated Appropriations Act, 2021 (P.L. 116-260), the American Rescue Plan Act of 2021 (P.L. 117-2), and the PPP Extension Act of 2021 (P.L. 117-6).

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“Cash on Hand” means, with respect to the Acquired Companies and without duplication, cash and cash equivalents (including short-term liquid investments and marketable securities with maturities of ninety (90) days or less), in each case, calculated as of the Balance Sheet Time in accordance with the Accounting Principles, net of any outstanding but uncleared checks, wires and bank overdrafts of the Acquired Companies, but including inbound drafts, checks and wires in transit that have not yet been deposited.
“Closing” is defined in Section 2.3.
“Closing Balance Sheet” is defined in Section 2.6.2.
“Closing Date” is defined in Section 2.3.
“Closing Option Consideration” means, for each In-the-Money Option, (A) the product of (a)(i) the Closing Per Share Consideration minus (ii) the exercise price per Share of such In-the-Money Option, multiplied by (b) the aggregate number of Shares subject to such In-the-Money Option minus (B) the applicable Optionholder’s allocable portion (in his or her capacity as such) of the Adjustment Escrow Amount and the Retention Escrow Amount with respect to such In-the-Money Option in accordance with the Allocation Schedule.
“Closing Per Share Consideration” means an amount equal to (a) the sum of (i) the Purchase Price and (ii) the Aggregate Option Exercise Price, divided by (b) the Fully Diluted Number.
“Closing Statement” is defined in Section 2.6.2.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Common Stock” means, collectively, the Common Stock of the Company, par value $0.01 per share.
“Company” is defined in the Preamble.
“Company Compliance Certificate” is defined in Section 6.3.
“Company Data” is defined in Section 3.11.9.
“Company Equity Incentive Plan” means the AMI Holdco, Inc., 2014 Employee, Director and Consultant Equity Incentive Plan.
“Company Indebtedness” means, in the aggregate, amounts outstanding as of immediately prior to the Closing in respect of Indebtedness of the Acquired Companies; provided that Accrued Income Taxes included in the calculation of Company Indebtedness will be estimated and finally determined as of the close of the Closing Date.
“Company Intellectual Property” means any and all Intellectual Property practiced by, held for practice by, owned (in whole or in part), purported to be owned (in whole or in part) by or licensed by any of the Acquired Companies.
“Company’s Knowledge” means the actual or constructive knowledge of Kevin Bates, William Layton, Dan Mikiewicz (solely with respect to Sections 3.13 (Material Contracts), 3.15 (Litigation), 3.19 (Customers; Suppliers) and 3.22 (Products)) and Keith Helbley (solely with respect to 3.11 (Intellectual Property) and 3.22 (Products)), in each case after reasonable inquiry.
“Company Option” means an option to purchase Shares issued pursuant to the Company Equity Incentive Plan.

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“Company Plan” is defined in Section 3.10.1.
“Company Products” means collectively all products and service offerings that are or have been marketed, licensed, offered, sold, distributed, maintained, supported, made commercially available or otherwise provided directly or indirectly by or on behalf of any Acquired Company.
“Confidentiality Agreement” is defined in Section 8.1.
“Contaminants” is defined in Section 3.11.8.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Escrow Agreement.
“Contract” means any legally binding contract, agreement, lease, license, instrument, note or other document or instrument (other than an Employee Plan).
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Legal Requirement, directive, guideline or recommendation promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to the COVID-19 Pandemic, including the CARES Act and Families First Act.
“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.
“Create” and its cognates means authored, developed, conceived, reduced to practice, made, or otherwise created.
“Data Obligations” is defined in Section 3.11.9.
“Disclosure Schedules” means the various disclosure schedules to this Agreement that are being delivered by the Company, the Sellers and the Buyer in connection with the execution and delivery of this Agreement.
“Dispute Deadline” is defined in Section 2.6.3.
“Dispute Notice” is defined in Section 2.6.3.
“Dispute Submission Notice” is defined in Section 2.6.4.
“Disputed Item” is defined in Section 2.6.3.
“D&O Indemnified Persons” is defined in Section 8.6.1.
“D&O Tail Policy” is defined in Section 8.6.2.
“Employee Plan” means any plan, program, agreement or policy, whether or not reduced to writing and whether funded or unfunded, that is: (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA; (b) a stock bonus, stock purchase, restricted stock, stock appreciation right, phantom stock profits interest or similar equity-based plan; or (c) any other employment agreement (other than agreements providing for at-will employment that do not provide for notice pay, severance or post-employment benefits other than those required by applicable Legal Requirements) or deferred compensation, severance, salary continuation, change in control, retention, retirement, medical, health, welfare benefit, bonus, incentive or fringe

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benefit plan, program, agreement or policy, in each case, whether or not tax-qualified and whether or not subject to ERISA.
“Environmental Laws” means all applicable federal, state and local Legal Requirements relating to pollution or protection of the environment or human health and safety (as it relates to exposure to Hazardous Substances), including all such Legal Requirements relating to the use, handling, management, treatment, or transport of any pollutant or Hazardous Substances, or the release, discharge, remediation, or emission of any pollutant or Hazardous Substances to air, water, land or groundwater.
“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security convertible, exchangeable or exercisable therefor, in each case issued, granted, entered into, agreed to or authorized by such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.
“ERISA Affiliates” means all employees, trades or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means an escrow agreement in substantially the form of Exhibit A, to be entered into on the Closing Date by the Buyer, the Sellers’ Representative and the Escrow Agent.
“Estimated Cash on Hand Amount” is defined in Section 2.6.1.
“Estimated Closing Balance Sheet” is defined in Section 2.6.1.
“Estimated Closing Statement” is defined in Section 2.6.1.
“Estimated Company Indebtedness” is defined in Section 2.6.1.
“Estimated Transaction Expenses” is defined in Section 2.6.1.
“Estimated Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) the Estimated Working Capital Amount minus (b) the Working Capital Target.
“Estimated Working Capital Amount” is defined in Section 2.6.1.
“Expiration Date” is defined in Section 10.1.4.
“Final Cash on Hand Amount” is defined in Section 2.6.5.
“Final Company Indebtedness” is defined in Section 2.6.5.
“Final Transaction Expenses” is defined in Section 2.6.5.
“Final Working Capital Amount” is defined in Section 2.6.5.
“Financial Statements” is defined in Section 3.5.1.

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“Fully Diluted Number” means the sum of all outstanding Shares and assuming the exercise in full of all In-the-Money Options, in each case to the extent outstanding as of immediately prior to the Closing.
“Fundamental Representations” means Section 3.1.1 (Power and Authorization), Section 3.2.1 (Organization), Sections 3.3.1, 3.3.2, and 3.3.4 (Capitalization), Section 4.1 (Organization; Power and Standing), Section 4.2 (Authorization) and Section 4.3 (Title to Shares).
“Fraud” means an actual and intentional fraud committed by a Party solely in the making of a representation or warranty expressly contained in Section 3, Section 4 or Section 5 of this Agreement or any certificate delivered in connection herewith, as applicable (as opposed to any claim based on constructive knowledge, equitable fraud, negligent or reckless misrepresentation or similar theory), when such representation or warranty was made with a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it and causing that party to rely thereon.
“GAAP” means, as of the relevant date of determination, United States generally accepted accounting principles, as in effect on such date.
“Governmental Authority” means any U.S. or non-U.S. national, supranational, federal, state, county, municipal or local government authority, including any political subdivision thereof, and any department, court, agency or official of any of the foregoing.
“Government Official” means any officer or employee of any Government Authority, or any department, ministry, commission, agency, or instrumentality thereof, or of a partially- or fully-stated-owned enterprise or company, or a public international organization (such as the United Nations, the World Bank, etc.), or any person acting in an official capacity for or on behalf of any such Government Authority or department, agency, ministry, commission, or instrumentality, or for or on behalf of any such public international organization.
“Governmental Order” means any ruling, award, decision, injunction, judgment, order or decree entered, issued or made by any Governmental Authority.
“Hazardous Substance” means any material, substance, or waste that is listed or defined as a “hazardous substance,” “hazardous waste,” “pollutant,” “contaminant,” “toxic substance” or any other term of similar meaning and regulatory effect under any Environmental Laws or that could otherwise give rise to liability under any Environmental Laws, including petroleum and petroleum-containing or derived materials, asbestos and asbestos-containing materials, per- or polyfluoralkyl substances, radiation and radioactive materials, chlorinated fluorocarbons, and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended, and the regulations issued thereunder.
“In-the-Money Option” means each Vested Company Option outstanding immediately prior to the Closing that has a per share exercise price that is less than the Closing Per Share Consideration.
“Inbound License(s)” means, collectively, any Contract (including covenants not to sue) pursuant to which any of the Acquired Companies is authorized or otherwise permitted to access or exploit any other Person’s Intellectual Property, or any Contract pursuant to which any of the Acquired Companies obtains a right to access or practice a Person’s Intellectual Property in the form of services, such as a software as a services Contract or a cloud services Contract.
“Income Taxes” means any Taxes imposed on or based on or measured with respect to gross income (excluding any sales Taxes), net income, franchise, profits, receipts or similar Taxes in the nature of an income Tax (however denominated), including any withholding Taxes imposed in lieu of Taxes denominated as “income” Taxes.

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“Indebtedness” means with respect to any Person, and without duplication, all outstanding obligations of such Person, including any unpaid principal and unpaid accrued interest thereon as follows: (a) in respect of indebtedness for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, including bonds, letters of credit (including those that are cash collateralized) or other instruments in which a creditor is assured against a loss (but, in each case, solely to the extent drawn upon), (c) in respect of any conditional sales obligations, earn-outs or other arrangements for the deferred purchase price for the acquisition by such Person of any assets, services, business or other Person (including contingent obligations and seller notes), but excluding any ordinary trade accounts payable or accruals incurred in the ordinary course of business which are captured in the calculation of the Final Working Capital Amount, (d) in respect of conditional sale or other title retention agreements (e) in respect of, under or pursuant to leases that are capitalized or are required to be capitalized under GAAP in accordance with Accounting Principles, (f) accounts payable and accrued Liabilities to an Affiliate of the Company (other than another Acquired Company), including any management fees owed pursuant to the McNally MSA, (g) outstanding severance obligations payable to any former employee or individual independent contractor whose employment or engagement was terminated prior to the Closing Date plus the employer portion of any employment and payroll Taxes attributable to the forgoing, (h) any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Company has elected to defer pursuant to Section 2302 of the CARES Act and any applicable Taxes that were deferred under the Payroll Tax Executive Order, in each case to the extent unpaid as of the Closing Date, (i) all obligations of such Person under any swap, hedging, derivative or similar transaction, (j) the amount of Accrued Income Taxes, (k) all obligations of such Person for guarantees of another Person in respect of obligations of the type set forth in the foregoing clauses, and (l) all obligations of such Person for accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses that are payable in connection with retirement or prepayment of any of the foregoing obligations; provided, however, that notwithstanding the foregoing, “Indebtedness” shall not include any intra-company obligations, loans or transactions solely between the Company and its Subsidiaries, any amounts included in Transaction Expenses or any Taxes, other than Taxes included in clauses (h) and (j) hereof.)
“Indemnity Agreement” is defined in Section 8.6.1.
“Independent Referee” means any nationally or regionally recognized independent accounting firm mutually agreed by the Buyer and the Sellers’ Representative; provided that, if the Buyer and the Sellers’ Representative are unable to agree on a firm with expertise in disputes of the type contemplated by Section 2.6 within fifteen (15) Business Days of Buyer or Sellers’ Representative notifying the other in writing of such party’s election to proceed with arbitration in accordance with Section 2.6.4, the Buyer and Sellers’ Representative shall each nominate such a firm, and the two firms so nominated shall nominate a third such firm, with such third firm to serve as the Independent Referee.
“Infringement” or “Infringes” means that (or an assertion that) a given item, information, or activity directly or indirectly infringes, misappropriates, dilutes or constitutes unauthorized use or disclosure of, or otherwise violates or conflicts with any Intellectual Property, or unfairly competes with any Person; or otherwise constitutes unfair trade practices or false advertising.
“Intellectual Property” means, collectively: (a) all rights (anywhere in the world, whether statutory, common law or otherwise) in or to intellectual or industrial property or other proprietary rights, including with respect to the following: (i) patents and applications therefor, and patents issuing thereon, including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals, and extensions; (ii) copyrights and registrations and applications therefor, works of authorship, “moral” rights, and mask work rights; (iii) domain names registrations, uniform resource locators, social networking and media accounts and handles (such as Facebook, Twitter and LinkedIn); (iv) telephone numbers; (v) trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing and any applications, registrations, and renewals therefore; (vi) all technology, ideas, research and development, inventions, manufacturing and operating specifications and

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processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, Trade Secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, software, computer architecture, and documentation; (viii) the right to file applications and obtain registrations for any of the foregoing and claim priority thereto; (b) all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery and revenues arising from or pertaining to the foregoing; and, (c) rights in all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
“Intellectual Property Agreement(s)” means collectively, all Inbound Licenses, Outbound Licenses and each other Contract to which any of the Acquired Companies or any of its respective assets or rights are bound relating to the acquisition, assignment, transfer, development, license, use or commercialization of Intellectual Property or any Contracts intended to resolve an actual or potential dispute relating to Intellectual Property, including settlement agreements, covenants not to asserts, any waiver or release of any rights to Intellectual Property, or coexistence agreements.
“Intended Tax Treatment” is defined in Section 8.7.6.
“Interim Financial Statements” is defined in Section 3.5.1.
“International Trade Laws” means all applicable Legal Requirements relating to economic and trade sanctions, export controls, customs and anti-boycott measures, including such laws and regulations administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce’s Bureau of Industry and Security and the U.S. Department of State’s Directorate of Defense Trade Controls.
“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition (whether by loan, contribution of capital, exchange or otherwise) by such Person of any notes, units, securities or other ownership interests (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.
"Kirchnavy Consulting Agreement” means that certain Consulting Agreement, dated as of July 1, 2021, by and among Advanced Micro Instruments, Inc., Kirchnavy Consulting, and Steven Kirchnavy.
“Latest Balance Sheet” is defined in Section 3.5.1.
“Latest Balance Sheet Date” is defined in Section 3.5.1.
“Leases” is defined in Section 3.8.2.
“Legal Requirement” means any national, supranational, federal, state or local statute, law, ordinance, code, Governmental Order, common law, rule, regulation or other requirement having the force or effect of law, in each case, by a Governmental Authority.
“Liability” means any debt, liability, loss, cost, expense, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, asserted or unasserted, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, due or to become due, fixed, absolute, contingent or otherwise.
“Lien” means any mortgage, pledge, exclusive license, lien, security interest, encumbrance or restriction on transfer.
“Made Available” means that the information referred to has been electronically delivered to Buyer prior to the date of this Agreement in the data room hosted by the Company in unredacted form and is accessible to the Buyer at least two days prior to the date hereof.

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“Material Adverse Effect” means any change, occurrence, event, or development that, individually or in the aggregate, has, or would reasonably be expected to have or cause, a material adverse effect on, or material adverse change in, the Business, financial condition or results of operations of the Acquired Companies, taken as a whole; provided, however, that any such change or effect caused by or resulting from any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “Material Adverse Effect”: (i) the announcement, pendency or consummation of the Contemplated Transactions, or the execution or announcement of this Agreement or the performance of obligations hereunder, including the impact of any of the foregoing on relationships with customers, suppliers, employees or independent contractors, (ii) conditions affecting the global economy or the financial, credit, commodities or capital markets as a whole, or generally affecting the industries in which the Acquired Companies conduct the Business, (iii) any change in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) any change in, adoption of, or change in the interpretation of any applicable Legal Requirement or GAAP, (v) any national or international political or social conditions, including the engagement or continuation by the United States or any other nation or territory in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack or special military operation, (vi) earthquakes, hurricanes, tornadoes, floods or other natural disasters, (vii) the failure by the Acquired Companies to meet any revenue or earnings projections, forecasts or predictions (provided, that clause (vii) shall not prevent a determination that any effect or change underlying such failure has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (viii) any action taken by, or with the written consent of, the Buyer or any of its Affiliates, or any action taken by the Buyer or any of its Affiliates in violation of this Agreement, (ix) compliance with the terms of, or the taking of any action required by, this Agreement, (x) the effect of any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or any COVID-19 Measures, curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic), or (xi) any such change or effect that is caused by any delay in consummating the Closing as a result of any violation or breach by the Buyer of any covenant, agreement, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition set forth in Section 7, or (B) the Buyer’s failure to consent to any of the actions restricted by Section 8.2; except, in the case of the foregoing clauses (ii), (iii), (v), (vi) and (x), to the extent such changes or effects would have a materially disproportionate effect on the Acquired Companies compared to other Persons in the industries and geographic regions in which the Acquired Companies conduct the Business, then the material and disproportionate aspect of such changes or effects may be taken into account in determining whether a Material Adverse Effect has or shall occur.
“Material Contract” is defined in Section 3.13.1.
“McNally MSA” means that certain Corporate Development and Management Services Agreement, dated as of June 1, 2014, by and among Advanced Micro Instruments, Inc. and McNally Capital, LLC.
“Nonparty Affiliate” is defined in Section 11.18.
“Offering(s)” means collectively any products and service offerings that are or have been marketed, offered, sold, distributed, licensed, made commercially available, or otherwise provided directly or indirectly by any of the Acquired Companies.
“Open Source Materials” means, any software or other materials that are licensed, distributed or conveyed: (a) as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model (including under any Contract that is, or is substantially similar to, a license that meets the Open Source Definition (www.opensource.org/osd.html) or Free Software Definition (www.gnu.org/philosophy/free-sw.html)), or, (b) under a Contract that obligates the recipient, user or distributor of the software or other materials: (i) to disclose, distribute or provide software source code or other materials; (ii) to permit another Person to

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access, modify, make derivative works of, or reverse-engineer such software or other content; or (iii) to grant to others any Intellectual Property or other rights or imposes a non-assertion obligation on such person with respect to any recipient, users or distributors of the software or other materials.
“Optionholder” means a Person holding an outstanding Company Option immediately prior to the Closing.
“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, organization or formation of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person.
“Outbound License(s)” means, collectively, any Contract (including covenants not to sue) pursuant to which any of the Acquired Companies authorizes or otherwise permits any other Person to access or practice any Company Intellectual Property, including in the form of services, such as a software as a services Contract or a cloud-services Contract.
“Owned Intellectual Property” means all Company Intellectual Property other than Intellectual Property (a) licensed by any of the Acquired Companies from any Person other than an Acquired Company or (b) used or held for use by an Acquired Company pursuant to the doctrine of fair use, first sale or exhaustion.
“Permits” means all permits, licenses, registrations, memberships, accreditations, consents, certifications, approvals, franchises and authorizations, orders, filings, with, of or from Governmental Authorities that are necessary to the conduct of the Business as presently conducted or presently planned to be conducted.
“Permitted Liens” means (a) Liens for Taxes, special assessments or other governmental and quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (b) landlords’, warehousepersons’, mechanics’, materialmens’ or carriers’ Liens to secure claims for labor, material or supplies and other similar Liens arising in the ordinary course of business for amounts which are not yet due and payable and for which adequate reserves have been established in the Financial Statements in accordance with GAAP and which shall be paid in full and released at Closing, (c) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (d) zoning, building, entitlement and other land use regulations or restrictions imposed by Governmental Authorities having jurisdiction over the Leased Real Property that are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business thereon, (e) the interests of the lessors and sublessors of any leased properties as indicated in Leases Made Available to Buyer, (f) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of the property related thereto or the future use of the property in the operation of the Business as presently proposed to be conducted, (g) restrictions on the ownership or transfer of securities arising under applicable Legal Requirements or Organizational Documents and (h) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business.
“Person” means any natural person or any corporation, partnership, limited liability company, other legal entity or Governmental Authority.
“Personal Information” means any information that alone or in combination with other information can be used to specifically identify any natural person, together with any other personal information that is combined with or linked to any of the foregoing information.
“Post-Closing Tax Period” means any taxable period or portion of any Straddle Period beginning after the Closing Date.

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“Pre-Closing Privileges” is defined in Section 11.16.1.
“Pre-Closing Privileged Materials” is defined in Section 11.16.2.
“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
“Privacy Laws” means any and all applicable Laws relating to privacy, data security, or Personal Information (including the Processing thereof), and similar applicable consumer protection laws, including, to the extent applicable, the Federal Trade Commission Act, Payment Card Industry Data Security Standard (PCI-DSS), HIPAA, Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR), California Consumer Privacy Act (CCPA), and any and all applicable Laws governing breach notification in connection with Personal Information.
“Processed” or its cognates means any operation performed on information or data, including the collection, creation, receipt, access, use, handling, compilation, processing, analysis, monitoring, maintenance, storage, purchase, sale, transmission (including cross-border), transfer, protection, disclosure, deletion, destruction, or disposal of information or data.
“Pro Rata Portion” means, with respect to each Seller, such Seller’s pro rata portion of the Purchase Price as set forth in the Allocation Schedule.
“Purchase Price” is defined in Section 2.2.
“Records” is defined in Section 8.1.
“Registered Intellectual Property” means any Owned Intellectual Property or other Intellectual Property that is exclusively licensed to any of the Acquired Companies that, in either case, is the subject of an application or registration with any Governmental Authority, including any domain name registration and any application or registration for any patent, copyright or trademark.
“Representative” means, with respect to any Person, any director, officer or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.
“Retention Agreement” means the Product Development Agreement, by and between Advance Micro Instruments, Inc., on the one hand, and Dr. Randy May and Port City Instruments, LLC, on the other hand, dated January 8, 2020, as amended effective June 8, 2022.
“Retention Escrow Account” means the account established by the Escrow Agent to hold the Retention Escrow Funds, pursuant to the terms of the Escrow Agreement.
“Retention Escrow Amount” means $390,000.
“Retention Escrow Funds” means, as of any date of determination, the excess (if any) of the Retention Escrow Amount (including accrued interest or earnings thereon (if any)) over the sum of all distributions and other payments to any Person from the Retention Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.
“R&W Policy” means the representation and warranty insurance policy obtained by Buyer in connection with the Contemplated Transactions.

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“Sample Working Capital Calculation” means the sample working capital calculation as set forth on Schedule 2.6.1.
“Sanctioned Jurisdiction” means a country or territory which is the subject or target of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” means a Person (i) identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the United Nations Security Council Sanctions List, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United Kingdom’s Consolidated List of Financial Sanctions Targets, or any other similar list maintained by any Governmental Authority having jurisdiction over the Parties; (ii) located, organized or resident in a Sanctioned Jurisdiction or (iii) owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (i) or (ii) above.
“Sellers” is defined in the Preamble.
“Sellers’ Representative” is defined in the Preamble.
“Sellers’ Representative Reserve” means $250,000.
“Shares” is defined in the Recitals.
“Solvent” means, with respect to any Person, that (a) the sum of the assets, at a fair market valuation, of such Person and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) exceeds their respective liabilities, and (b) each of such Person and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred, debts or other liabilities beyond its ability to pay such debts and other liabilities as such debts and other liabilities mature or become due.
“Specified Representations” means Section 3.1.2 (Power and Authorization), Section 3.2.2 (Organization), Section 3.3.3, Section 3.3.5 and Section 3.3.6 (Capitalization), Section 3.4.3 (No Violation of Organizational Documents), Section 3.18 (No Brokers), and Section 4.4.3 (No Violation of Organizational Documents).
“Standard Terms” is defined in Section 3.11.10.
“Straddle Period” means any taxable period that includes but does not end on the Closing Date.
“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person.
“Systems” is defined in Section 3.11.8.
“Tax” means (i) any United States federal, state or local, or any foreign, income, franchise, profits, gross receipts, license, ad valorem, net worth, value added, sales, use, real or personal property, payroll, withholding, employment, social security, excise, alternative and add-on minimum tax, custom, duty or other tax or governmental fee or other similar assessment or governmental charge in the nature of a tax or deficiencies thereof payable to any Taxing Authority and including all interest, penalties and additions to tax imposed with respect thereto, in each case whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, or as a result of being liable for another Person’s taxes as a transferee or successor.

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“Tax Returns” means returns, reports, forms and information statements required to be filed with a Taxing Authority reporting liability for Taxes, including any schedules or attachments thereto and including any amendment thereof.
“Taxing Authority” means any United States federal, state or local, or any foreign or other governmental agency responsible for the imposition, assessment or collection of any Tax.
“Transaction Expenses” means the amount of (a) all out-of-pocket fees, costs and expenses to the extent incurred or otherwise payable by the Acquired Companies in connection with the negotiation, documentation and consummation of the Contemplated Transactions, (b) the employer portion of any related payroll and employment Taxes resulting from the payment of the aggregate Closing Option Consideration at Closing (but excluding any related payroll or employment Taxes attributable to any payment to any Optionholder attributable to any Additional Consideration which amounts shall be payable by Sellers and Optionholders as set out in the Allocation Schedule at such time as Additional Consideration is received), (c) any change-of-control or other similar bonuses that become payable by the Acquired Companies solely as a result of the consummation of the Contemplated Transactions and the employer portion of any payroll and employment Taxes in connection therewith, (d) the amount of the premium for the D&O Tail Policy, in each case to the extent such Transaction Expenses are unpaid as of the Closing and (e) 50% of the HSR Fee.
“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential or proprietary information.
“Transaction Tax Deductions” means, to the extent “more likely than not” deductible under applicable Income Tax Legal Requirement, any Income Tax deductions (or credits) attributable to the following, calculated without duplication: (a) the fees and expenses (including any breakage fees or accelerated deferred financing fees) incurred by any Acquired Company with respect to the payment of Indebtedness in connection with the transactions contemplated by this Agreement; (b) the amount of Transaction Expenses and the amount of any expenses paid by any Acquired Company prior to the Closing that would be treated as Transaction Expenses if paid at or after the Closing as long as such expenses are economically borne by the Sellers or the Optionholders under this Agreement; (c) any payment to any Optionholder pursuant to this Agreement, (d) any other costs or expenses arising in connection with the Contemplated Transactions that are economically borne by the Sellers or the Optionholders (not including any Taxes payable by an Optionholder related to any In-the-Money Options) under this Agreement and (e) the amount of any employment Taxes of any Acquired Company attributable to items described in clause (b) or (c) hereof or the payment of any Additional Consideration; provided that, in connection with the foregoing, Buyer shall be assumed to cause the Acquired Companies to make an election under Revenue Procedure 2011-29, 2011-18 IRB (and analogous state or local Tax procedure), to treat 70% of any success-based fees that were paid by or on behalf of the Acquired Companies as an amount that did not facilitate the transactions contemplated under this Agreement.
“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the Contemplated Transactions.
“Union” means any union, works council, or labor organization.
“Unvested” means, with respect to any Company Option (or portion thereof), that such Company Option (or portion) is outstanding and not Vested as of immediately prior to the Closing (after giving effect to any accelerated vesting as a result of the Contemplated Transactions).
“Vested” means, with respect to any Company Option (or portion thereof), that such Company Option (or portion) is outstanding, exercisable and vested as of immediately prior to the

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Closing (after giving effect to any accelerated vesting as a result of the Contemplated Transactions).
“Working Capital” means, as of the Balance Sheet Time, (a) the current assets of the Acquired Companies, minus (b) the current liabilities of the Acquired Companies, in each case for purposes of clauses (a) and (b), determined in accordance with the Accounting Principles on a consolidated basis and the Sample Working Capital Calculation.
“Working Capital Target” means $6,421,000.
2.The Transaction.
2.1.Purchase and Sale of the Shares. At the Closing, and subject to the terms and conditions set forth in this Agreement, each of the Sellers shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from each such Seller, the number of Shares set forth opposite such Seller’s name on Schedule 1, free and clear of all Liens except as are imposed by applicable securities or other laws.
2.2.Purchase Price. The aggregate consideration for the purchase and sale of the Shares pursuant to this Agreement will be an amount in cash (such aggregate consideration, the “Purchase Price”) calculated as follows:
2.2.1        the Base Purchase Price;
2.2.2    minus the Estimated Company Indebtedness;
2.2.3    minus the Estimated Transaction Expenses;
2.2.4    plus the Estimated Cash on Hand Amount;
2.2.5    plus the Estimated Working Capital Adjustment Amount.
The Purchase Price shall be subject to adjustment in accordance with the terms of this Agreement, including in accordance with Section 2.6.
2.3.The Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares pursuant to this Agreement (the “Closing”) shall take place at 8:00 a.m. (U.S. Central Time) electronically or at such other time and place as may be agreed to by the Parties hereto, which time shall be as promptly as practicable following, but not later than the third (3rd) Business Day following, the satisfaction or waiver of each of the conditions set forth in Sections 6 and 7 hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing) or at such other time and place as the Buyer and the Sellers’ Representative may agree in writing (the day on which the Closing takes place, the “Closing Date”). Subject to the provisions of Section 9, the failure of any Party to consummate the Closing on the date and time determined pursuant to this Section 2.3 shall not result in the termination of this Agreement and shall not relieve such Party of any obligation under this Agreement.
2.4.Closing Deliveries and Payments.
2.4.1    Buyer Closing Deliveries and Payments. At the Closing, the Buyer shall deliver or cause to be delivered the following:
(a)to each Seller, by wire transfer of immediately available funds to an account designated in writing by such Seller to the Buyer not less than three (3) Business Days prior to the Closing Date, an amount in cash equal to (i) the aggregate amount of each Seller’s allocable portions of an amount equal to (y) the Purchase Price less (z) the aggregate amount of all Closing Option Consideration, minus (ii) such Seller’s allocable portion of the Adjustment Escrow Amount and the Retention Escrow Amount (in their

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capacity as such), minus (iii) such Seller’s allocable portion of the Sellers’ Representative Reserve (in their capacity as such), in each case as set forth on the Allocation Schedule;
(b)on behalf of the Acquired Companies, to accounts specified by the Company at least three (3) Business Days prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to pay in full the Estimated Transaction Expenses; provided that with respect to any Transaction Expenses that are payable to any current of former employee of any Acquired Company, such amounts will be paid to the applicable Acquired Company for further distribution to the applicable recipient through the applicable Acquired Company’s payroll provider on the next regularly scheduled payroll date;
(c)to the applicable Acquired Company, an amount equal to the Closing Option Consideration for each Optionholder, for further distribution to each Optionholder in accordance with the Allocation Schedule and Section 2.5;
(d)on behalf of the Acquired Companies, an amount equal to the Estimated Company Indebtedness pursuant to clause (a) of the definition of Company Indebtedness, if any, to accounts specified in the applicable Payoff Letters, if any, with respect to such Company Indebtedness, which Payoff Letters shall have been received by at least one (1) Business Day prior to the Closing Date, by wire transfer of immediately available funds, to the applicable lenders thereof;
(e)to the Escrow Agent, by wire transfer of immediately available funds, (i) the Adjustment Escrow Amount to be deposited into the Escrow Account and (ii) the Retention Escrow Amount to be deposited into the Retention Escrow Account;
(f)to an account specified by the Sellers’ Representative at least three (3) Business Days prior to the Closing Date, by wire transfer of immediately available funds, the Sellers’ Representative Reserve to be held by the Sellers’ Representative pursuant to Section 11.2.6; and
(g)the various certificates, instruments and documents referred to in Section 7.
2.4.2    Company Closing Deliveries. At the Closing, the Company shall deliver or cause to be delivered to the Buyer,
(a)    the various certificates, instruments and documents referred to in Section 6; and
(b)    evidence that the Contracts set forth on Schedule 2.4 have been, or will be (without further action) in connection with the Closing, terminated, in each case in accordance with its terms.
2.5    Treatment of Company Options.
2.5.1    Treatment of Vested Company Options. Effective as of the Closing, each In-the-Money Option shall, by virtue of the Contemplated Transactions and without any action required on the part of the holder thereof, be cancelled, and in full consideration of such cancellation, shall be converted into and thereafter evidence the right to receive, without interest, (i) the Closing Option Consideration and (ii) the applicable Optionholder’s allocable portion (in his or her capacity as such) of the Additional Consideration (if any) in respect of such In-the-Money Option in accordance with the Allocation Schedule. Each such outstanding In-the-Money Option, when converted in accordance with this Section 2.5.1, shall no longer be outstanding, shall automatically be cancelled and retired without any further action required by any Person, and shall cease to exist. Such Acquired Company shall pay to such Optionholder (in his or her

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capacity as such) his or her Closing Option Consideration, which amount shall be paid through payroll on the Closing Date if such Optionholder is a current or former employee of the Acquired Companies. As of the Closing, each Vested Company Option that is not an In-the-Money Option shall, by virtue of the Contemplated Transactions and without any action required on the part of the holder thereof, be cancelled for no consideration.
2.5.2    Treatment of Unvested Company Options. Effective as of the Closing and except as otherwise set forth in the Disclosure Schedules, each Unvested Company Option shall, by virtue of the Contemplated Transactions and without any action on the part of the holder thereof, be cancelled for no consideration.
2.6    Purchase Price Adjustment.
2.6.1    Estimated Balance Sheet and Estimated Closing Statement. The Company will in good faith prepare and deliver, or cause to be prepared and delivered, to the Buyer not later than three (3) Business Days prior to the Closing Date, (a) a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimates of (i) Transaction Expenses (the “Estimated Transaction Expenses”), (ii) Working Capital (the “Estimated Working Capital Amount”), (iii) Cash on Hand (the “Estimated Cash on Hand Amount”) and (iv) Company Indebtedness (the “Estimated Company Indebtedness”), in each case in accordance with the definitions thereof and the Accounting Principles, and (b) the Allocation Schedule with respect to the Sellers and the Optionholders. The Estimated Closing Statement (x) will be prepared in accordance with the definitions thereof and the Accounting Principles and (y) will disregard any and all effects on the assets and liabilities of the Acquired Companies as a result of the Contemplated Transactions (including any financing arrangements entered into by the Buyer or any of its Affiliates in connection with the Contemplated Transactions); provided that, the determination of current Tax liabilities included in the Estimated Working Capital Amount and Taxes included in Company Indebtedness will take into account the Contemplated Transactions, but will not include the effects of any financing arrangements entered into by the Buyer or any of its Affiliates or any other actions taken outside of the ordinary course of business after the Closing (other than the payment of Transaction Expenses, Company Indebtedness and other payments explicitly provided for in this Agreement). Buyer shall be entitled to review, and the Company shall consider in good faith the modification of the Estimated Closing Statement proposed by Buyer; provided, that, subject to the foregoing good faith consideration, the final determination of the Estimated Closing Statement and the calculations and amounts set forth thereon shall be determined by the Company in its sole discretion. The Company and its Representatives shall cooperate with and make available to Buyer and its Representatives all information, records, data and working papers, and shall permit access to their respective personnel involved in the preparation or review of the Estimated Closing Statement, as may be reasonably requested in connection with the preparation and analysis of the Estimated Closing Statement and the resolution of any disputes thereunder. The Buyer shall be entitled to rely on the Allocation Schedule in connection with any payments to be made to Sellers or Optionholders hereunder and shall have no liability to Sellers, Sellers’ Representative, Optionholders or any other Person for acting in accordance with such Allocation Schedule.
2.6.2    Closing Balance Sheet and Closing Statement. As promptly as practicable, but in any event within ninety (90) days after the Closing Date, the Buyer will prepare in good faith, or cause to be prepared, and will provide to the Sellers’ Representative, a consolidated balance sheet of the Acquired Companies as of the Balance Sheet Time (the “Closing Balance Sheet”), together with a written statement (the “Closing Statement”) setting forth in reasonable detail the Buyer’s proposed determinations of (i) Transaction Expenses, (ii) Working Capital, (iii) Cash on Hand and (iv) Company Indebtedness, in each case in accordance with the definitions thereof, and as derived from the Closing Balance Sheet in accordance with the Accounting Principles, to the extent applicable. The Closing Balance Sheet and the Closing Statement (a) will be prepared in accordance with the Accounting Principles and (b) will disregard (i) except as set forth in the definition of Accrued Income Taxes, any and all effects on the assets and liabilities of the Acquired Companies as a result of the Contemplated Transactions (including any financing arrangements entered into by the Buyer or any of its Affiliates in connection with the

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Contemplated Transactions) and (ii) any of the plans, transactions or charges which the Buyer initiates, makes, causes to be initiated or made, or intends to initiate or make or cause to be initiated or made after the Closing with respect to the Acquired Companies or their business or assets, or any facts or circumstances that are unique or particular to the Buyer or any of its assets or liabilities; provided that, the determination of current Tax liabilities included in Working Capital and Taxes included in Company Indebtedness will take into account the Contemplated Transactions, but will not include the effects of any financing arrangements entered into by the Buyer or any of its Affiliates or any other actions taken outside of the ordinary course of business after the Closing (other than the payment of Transaction Expenses, Company Indebtedness and other payments explicitly provided for in this Agreement).
2.6.3    Dispute Notice. The Closing Balance Sheet and the Closing Statement (and the proposed determinations of the Transaction Expenses, Working Capital, Cash on Hand and Company Indebtedness reflected on the Closing Statement) will be final, conclusive and binding on the Parties unless the Sellers’ Representative provide a written notice (a “Dispute Notice”) to the Buyer no later than sixty (60) days after receipt by the Sellers’ Representative of the Closing Balance Sheet and the Closing Statement (the “Dispute Deadline”) setting forth in reasonable detail any item(s) or amount(s) on the Closing Balance Sheet and/or the Closing Statement that are disputed by the Sellers’ Representative and the basis for each such dispute (each, a “Disputed Item”), provided, that, in the event that the Buyer or the Company does not provide reasonable access to and an opportunity to make copies of any of the materials, or reasonable access to the Persons, in each case as described in the last sentence of this Section 2.6.3, as may be reasonably requested by the Sellers’ Representative or one of its authorized Representatives, the Dispute Deadline shall be extended such that such deadline shall not occur until five (5) days after all such reasonable requests by the Sellers’ Representative or its authorized Representatives are fulfilled. Any item or amount on the Closing Balance Sheet or the Closing Statement to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties. The Buyer shall promptly provide, and shall cause the Acquired Companies promptly to provide, the Sellers’ Representative and its Representatives with reasonable access to, and the opportunity to make copies of, the work papers and other materials used or considered by the Buyer (or any Person acting on behalf of Buyer) in the preparation of, or otherwise relevant to, the Closing Balance Sheet and the Closing Statement, and reasonable access to personnel and Representatives of the Buyer and the Acquired Companies who assisted or were consulted in the preparation of the Closing Balance Sheet and the Closing Statement.
2.6.4    Resolution of Disputes. The Buyer and the Sellers’ Representative will attempt to resolve the Disputed Items in good faith during the twenty (20) day period following delivery of the Dispute Notice and all such discussions will (unless otherwise agreed in writing by the Buyer and the Sellers’ Representative) be governed by Rule 408 of the Federal Rules of Evidence and any comparable applicable state rule. Disputed Items resolved in writing by the Sellers’ Representative and the Buyer within the twenty (20) day period will be final, conclusive and binding on the Parties. If the Buyer and the Sellers’ Representative are unable to resolve all Disputed Items in the Dispute Notice within such twenty (20) day period, either the Buyer or the Sellers’ Representative may provide written notice to the other (the “Dispute Submission Notice”) that such Party is submitting any remaining Disputed Items for resolution to the Independent Referee. The Buyer and Sellers’ Representative shall enter into a customary engagement letter with the Independent Referee, and will use their commercially reasonable efforts to cause the Independent Referee to render its decision as soon as practicable after the submission to the Independent Referee of their respective proposed final calculations of the Disputed Items (which the Buyer and the Sellers’ Representative shall submit to the Independent Referee not later than ten (10) days following the giving of the Dispute Submission Notice) and the submission of their respective opening and reply submissions in support, as set forth in this Section 2.6.4. Each of the Buyer and the Sellers’ Representative shall, and the Buyer shall cause the Acquired Companies to, use reasonable best efforts to comply with all reasonable requests by the Independent Referee for access to their respective work papers, information, books, records and similar items, personnel and Representatives. The Independent Referee will review such final calculations of the Disputed Items and render a final determination of all Disputed Items in accordance with this Agreement, provided that the Independent Referee’s final determination with respect to each Disputed Item shall be within the range of the proposed final calculations of

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the Disputed Items as presented in the Buyer’s Closing Balance Sheet and/or Closing Statement pursuant to Section 2.6.2 and the Sellers’ Representative’s Dispute Notice pursuant to Section 2.6.3. The Buyer and the Sellers’ Representative each shall be entitled to make a written submission to the Independent Referee in support of its respective proposed final calculations of the submitted Disputed Items, provided that such submissions shall be submitted within twenty (20) days after the submission to the Independent Referee of such proposed final calculations of the submitted Disputed Items and copies of all such materials shall be concurrently provided to the other party once the Independent Referee has received each party’s submissions. All discussions with the Independent Referee may only occur in the presence (including by telephone) of the other Party. Upon receiving copies of the other Party’s submission to the Independent Referee, the receiving Party shall have ten (10) Business Days to offer a reply to such other party’s submission. The Independent Referee’s determination will be (a) in writing and shall include a reasonably detailed statement of the basis for the Independent Referee’s decision, (b) furnished to each of the Buyer and the Sellers’ Representative as soon as practicable (but in any event within thirty (30) days) after the Sellers’ Representative’s and the Buyer’s respective written submissions, and any replies thereto, have been submitted to the Independent Referee, (c) limited in scope to the Disputed Items, (d) absent manifest error, final, conclusive and binding on the Parties, and judgment on such decision may be entered in any court of competent jurisdiction and (e) less than or equal to the maximum value for such item claimed by either Party and greater than or equal to the minimum value of such item claimed by either Party. The fees and expenses of the Independent Referee shall be borne by (i) the Sellers, on the one hand, and (ii) the Buyer, on the other hand, based on the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by the Parties in aggregate, and such allocation of fees and expenses shall be calculated by the Independent Referee and such calculation shall be final, conclusive and binding on the Parties. By way of illustration, (x) if the Buyer’s calculations would have resulted in a $1,000,000 net payment to the Buyer, and the Sellers’ Representative’s calculations would have resulted in a $1,000,000 net payment to the Sellers and the Independent Referee’s final determination results in an aggregate net payment of $500,000 to the Sellers, then the Buyer and the Sellers shall pay 75% and 25%, respectively, of such fees and expenses and (y) if each of such Parties’ calculations differs from the Independent Referee’s calculation by $1,000,000, the Buyer and the Sellers shall split such fees and expenses evenly. At any time the Buyer and the Sellers’ Representative may agree to settle any objections raised in the Dispute Notice, including any Disputed Items submitted to the Independent Referee, which agreement shall be in writing and final, conclusive and binding upon all of the Parties hereto with respect to the subject matter of any such objection so resolved; provided that, the Parties shall promptly provide a copy of such agreement to the Independent Referee and instruct the Independent Referee not to resolve such Disputed Item, it being agreed that if the Independent Referee nonetheless resolves such Disputed Item for any reason, the agreement of the Parties shall control.
2.6.5    Post-Closing Purchase Price Adjustment. As promptly as possible, but in any event no later than the fifth (5th) Business Day following the final determination, in accordance with Section 2.6.3 and/or Section 2.6.4, of Transaction Expenses, Working Capital, Cash on Hand and Company Indebtedness (respectively, the “Final Transaction Expenses”, “Final Working Capital Amount”, “Final Cash on Hand Amount” and “Final Company Indebtedness”), a Purchase Price adjustment shall be made as follows:
(a)if (i) the sum of (A) the Final Working Capital Amount, plus (B) the Final Cash on Hand Amount, minus (C) the Final Transaction Expenses, minus (D) the Final Company Indebtedness, is less than (ii) the sum of (A) the Estimated Working Capital Amount, plus (B) the Estimated Cash on Hand Amount, minus (C) the Estimated Transaction Expenses, minus (D) the Estimated Company Indebtedness, then (i) the Purchase Price will be reduced by an amount equal to the lesser of such shortfall and the Adjustment Escrow Funds, and such amount shall be paid to the Buyer from the Adjustment Escrow Account in accordance with the terms of the Escrow Agreement and (ii) if any of the Adjustment Escrow Funds remain after such payment (if any) to the Buyer, the Escrow Agent shall distribute such remaining Adjustment Escrow Funds (x) in respect of the Shares, to the Sellers in accordance with the Allocation Schedule, and (y) in respect of the Company Options, to the Company or its applicable Subsidiary for

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further distribution to the Optionholders, in their capacity as such, in accordance with the Allocation Schedule; or
(b)if (i) the sum of (A) the Final Working Capital Amount, plus (B) the Final Cash on Hand Amount, minus (C) the Final Transaction Expenses, minus (D) the Final Company Indebtedness is greater than (ii) the sum of (A) the Estimated Working Capital Amount, plus (B) the Estimated Cash on Hand Amount, minus (C) the Estimated Transaction Expenses, minus (D) the Estimated Company Indebtedness, then the Purchase Price will be increased by an amount equal to such excess and (i) the Buyer will pay such excess amount (x) in respect of the Shares, to the Sellers in accordance with the Allocation Schedule within five (5) Business Days after the determination of such excess amount by wire transfer of immediately available funds to the accounts specified by the Sellers’ Representative, and (y) in respect of the Company Options, to the Company or its applicable Subsidiary for further distribution to the Optionholders, in their capacity as such, in accordance with the Allocation Schedule.
Upon determination of the Final Transaction Expenses, the Final Working Capital Amount, the Final Cash on Hand Amount and the Final Company Indebtedness pursuant to this Section 2.6, each of the Buyer and the Sellers’ Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Funds in accordance with this Section 2.6.5. In no event shall the Sellers have any liability under this Section 2.6.5 in excess of the Adjustment Escrow Funds.
2.7    Retention Escrow Account. The Escrow Agent shall hold the Retention Escrow Funds, and shall pay to the applicable Acquired Company for further distribution to the Consultant (as defined in the Retention Agreement), the amounts payable with respect to the First Sale Performance Bonus or the 12-Month Performance Bonus (each as defined in the Retention Agreement) pursuant to the Retention Agreement as in effect as of the Closing, at such time or times as such amounts become due under the terms of the Retention Agreement. For the avoidance of doubt, and as set forth in the Retention Agreement, in no event will both the First Sale Performance Bonus and the 12-Month Performance Bonus both become due under the Retention Agreement. The Buyer shall promptly notify the Sellers’ Representative if any portion of the Retention Escrow Funds will not become payable under the terms of the Retention Agreement by reason of the failure to satisfy the First Sale Performance Bonus or the 12-Month Performance Bonus terms therein as in effect as of the Closing, and the Buyer and the Sellers’ Representative shall execute joint written instructions to the Escrow Agent to distribute such portion of the Retention Escrow Funds as follows: (x) in respect of the Shares, to the Sellers, in their capacity as such, in accordance with the Allocation Schedule, and (y) in respect of the Company Options, to the Company or its applicable Subsidiary for further distribution to the Optionholders, in their capacity as such, in accordance with the Allocation Schedule, provided that the amount payable to Sellers and Optionholders hereunder shall be reduced on a pro rata basis by the amount of any employer side payroll Taxes payable with respect to such amounts that are payable to Optionholders.
2.8    Withholding. Buyer, Sellers, Sellers’ Representative or other applicable withholding agent will be entitled to deduct and withhold from any amounts paid pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Legal Requirements to be deducted and withheld. To the extent any such amounts are so deducted or withheld, such amounts will be timely paid over to the applicable Taxing Authority. The applicable withholding agent shall use commercially reasonable efforts to provide or cause to be provided to such Person (other than in respect of compensatory payments payable to any current or former employee of the Acquired Companies) written notice five (5) days in advance of the amounts being so deducted or withheld (assuming in the case of withholding under Section 897 and Section 1445 of the Code that the certificate contemplated by Section 8.7.3 has been provided by the Company in the time described therein), and such withholding agent shall take commercially reasonable steps to reduce or eliminate any such withholding and assist such Person with obtaining any exemption from or reduction of any such withholding Taxes. Such notification shall include reasonable details regarding the provisions of Law as relates to Taxes that the applicable withholding agent believes require such deduction or withholding. To the extent that any such amounts are so deducted or withheld and paid over to the applicable Taxing Authority in accordance with

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the requirements of this paragraph, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
3.Representations and Warranties of the Company.
Except as provided in the applicable section of the Disclosure Schedules (and such other sections as expressly provided in Section 11.17), the Company represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:
3.1    Power and Authorization.
3.1.1.    The Company has the corporate power and authority to execute and deliver this Agreement and each other document, certificate or instrument to be executed by it in connection herewith (the “Company Documents”) and to perform its obligations hereunder and thereunder. The Company has taken all corporate actions or proceedings required to be taken by or on the part of the Company to authorize and permit the execution and delivery by the Company of this Agreement and the other Company Documents, and the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Contemplated Transactions. This Agreement has been, and the other Company Documents will be, duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes and the other Company Documents will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms except as may be limited by the application of bankruptcy, moratorium, and other laws affecting creditors’ rights generally and as limited by the availability or equitable remedies (the “Enforceability Exceptions”).
3.1.2    Each of the Acquired Companies has the corporate power and authority to own and operate its assets, and to conduct its business as currently conducted.
3.2    Organization.
3.2.1    Schedule 3.2 sets forth a correct and complete list of the Acquired Companies. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
3.2.2    Each of the other Acquired Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Acquired Company is also duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, a material and adverse effect on the Acquired Companies, taken as a whole. The Company has Made Available to the Buyer true, complete and correct copies of the Organizational Documents of each of the Acquired Companies and no amendment to any such Organizational Document is pending.
3.3    Capitalization.
3.3.1    Schedule 3.3.1 sets forth the entire authorized capital stock of the Company, the number of shares that are issued and outstanding as of the date hereof and the record owners of all such issued shares. All of such issued and outstanding shares are duly authorized, validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive or other similar rights. All such shares are owned by the Sellers, in the proportion set forth on Schedule 3.3.1, free and clear of Liens (other than restrictions on transfer under federal and state securities laws or restrictions on transfer under the Organizational Documents (which such restrictions on transfer under the Organizational Documents are being waived in connection with the consummation of the Closing).

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3.3.2    Schedule 3.3.2 sets forth all the outstanding Equity Interests of each Subsidiary of the Company, together with the record owner thereof. All of such outstanding Equity Interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any securities laws or preemptive or other similar rights. All such Equity Interests are owned by the record owner thereof free and clear of Liens (other than restrictions on transfer under federal and state securities laws or restrictions on transfer under the Organizational Documents (which such restrictions on transfer under the Organizational Documents are being waived in connection with the consummation of the Closing).
3.3.3    Except for the Company Equity Incentive Plan and the agreements issued thereunder, neither the Company nor any of its Subsidiaries currently sponsors or maintains any stock option plan or any other plan or agreement providing for equity compensation to any Person.
3.3.4.    There are no outstanding options, warrants or other rights of any Person to acquire any Shares or any other Equity Interests in the Acquired Companies, or securities exercisable or exchangeable for, or convertible into, Equity Interests in, the Acquired Companies, other than, in each case, the Company Options. Except with respect to the Company Options, neither the Company nor its Subsidiaries are obligated to issue, deliver, sell, redeem, or repurchase or cause to be issued, delivered, sold, redeemed or repurchased any Equity Interest of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any agreement with respect to any such Equity Interest. Schedule 3.3.3 sets forth a correct and complete list of all outstanding Company Options, setting forth the number of shares of Company common stock subject to each Company Option and the holder, grant date, and exercise price with respect to each Company Option, as applicable.
3.3.5.    None of the Acquired Companies owns any Equity Interests in any other Person (other than another Acquired Company as set forth on Schedule 3.3.2) and no Acquired Company has any obligation to make any Investment (whether by loan, capital contribution, purchase of securities or otherwise) in any Person other than an Acquired Company.
3.3.6    Except as set forth in the Shareholders Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries and other than with respect to the Company Options, there are no Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Equity Interests of the Company or its Subsidiaries. Other than Company Options, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or its Subsidiaries.
3.4    No Violation or Approval; Consents. Except as set forth in Schedule 3.4, neither the execution and delivery of this Agreement and the other Company Documents by the Company nor its consummation of the Contemplated Transactions will:
3.4.1    require any consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than required filings under the HSR Act;
3.4.2    (whether with or without the passage of time, the giving of notice or both) result in a breach, violation or termination of, or acceleration of obligations under, or default under, or require the consent of any third party under, or give rise to the imposition of a Lien on any of the assets or properties of the Acquired Companies under, or otherwise give any third party the right to modify, terminate or accelerate or cause any modification, termination or acceleration of any obligation or cause or result in any disclosure, license or right to any trade secret of the Acquired Companies under, any Material Contract to which an Acquired Company is party or Governmental Order to which an Acquired Company is subject; or

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3.4.3    result in a breach or violation of, or default under, the Organizational Documents of any Acquired Company.
3.5    Financial Statements, Etc.
3.5.1    The Company has Made Available to the Buyer true, correct and complete copies of: (a) the Acquired Companies’ unaudited consolidated balance sheet (the “Latest Balance Sheet”) as of September 30, 2023 (the “Latest Balance Sheet Date”) and the related statement of operations and cash flows for the 9-month period then ended (the “Interim Financial Statements”) and (b)  the Acquired Companies’ audited consolidated balance sheet and related consolidated statements of operations and cash flows for the fiscals year ended December 31, 2022 and December 31, 2021 (the “Audited Financial Statements”, and collectively with the Interim Financial Statements, the “Financial Statements”).
3.5.2    The Financial Statements have been prepared from and are consistent with the books and records of the Acquired Companies and (i) present fairly in all material respects the financial position of the Acquired Companies and the results of operations and cash flows of the Acquired Companies as of the respective dates thereof and for the periods covered thereby and (ii) except as disclosed in Schedule 3.5.2, were prepared, in all material respects, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of the unaudited financial statements, to changes resulting from year-end adjustments and the absence of footnote disclosures and other presentation items (none of which adjustments would be material, individually or in the aggregate, to the Acquired Companies, taken as a whole).
3.5.3    Except as disclosed in Schedule 3.5.3, none of the Acquired Companies has any Liabilities, except for (v) Liabilities reflected or reserved against in the Financial Statements, (w) Liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date or in connection with the Contemplated Transactions (none of which is a Liability resulting from noncompliance with any applicable Legal Requirements or Permits, breach of contract, breach of warranty, tort, claim or lawsuit) that are not, individually or in the aggregate material in amount, (x) Liabilities arising pursuant to the terms of any contract to which any Acquired Company is a party that have not yet been performed (other than any Liabilities for breach) (y) Liabilities included in the calculation of Company Indebtedness, Final Working Capital Amount or Transaction Expenses and (z) Liabilities that are not material to the Acquired Companies, taken as a whole.
3.5.4.    The inventory of the Acquired Companies shown on the Latest Balance Sheet, net of the reserves applicable thereto as shown on the Latest Balance Sheet, is (i) of a quantity and quality maintained by the Acquired Companies in the ordinary course of business, (ii) reasonably adequate in order for the Acquired Companies to conduct their businesses as currently conducted, (iii) not damaged except as otherwise specifically reserved for on the Latest Balance Sheet, (iv) not worn out or obsolete, and (v) merchantable and fit for its intended use.
3.5.5.    The accounts receivable that are reflected on the Latest Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the “Accounts Receivable”) are recorded in accordance with the Accounting Principles and represent or will represent (i) valid obligations arising from sales actually made or services actually performed by the Acquired Companies in the ordinary course of business and (ii) amounts due to the Acquired Companies with respect to arm’s length transactions entered into in the ordinary course of business. There is no Action pending, or to the Company’s Knowledge, threatened Action pending, relating to the amount or validity of such Accounts Receivable.
3.5.6.    For items (a) and (b) of the definition of Indebtedness as of the date of this Agreement, Schedule 3.5.6 correctly sets forth the debtor, the principal amount of the Indebtedness, the creditor and the maturity date of the Indebtedness.

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3.5.7    The Acquired Companies have implemented and maintain a system of internal controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting such that material information relating to the Acquired Companies is made known to the appropriate officer of such Acquired Company by others within such Acquired Company. In the last four (4) years, there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Companies’ financial reporting. The Acquired Companies have Made Available to Buyer accurate and complete copies of all management letters and other material correspondence received from accountants of the Acquired Companies relating to the Financial Statements, accounting controls and all related matters in the last two (2) years. In the last four (4) years, there has been no incidence of fraud that involves any current or former director, officer, employee, agent, consultant or independent contractor of the Acquired Companies.
3.6    Ordinary Course of Business; No Material Adverse Effect. Except in connection with the process for the potential sale of the Acquired Companies, since the Latest Balance Sheet Date, the Acquired Companies have operated in the ordinary course of business in all material respects. Since the Latest Balance Sheet Date no Material Adverse Effect has occurred. Since the Latest Balance Sheet Date, except as set forth on Schedule 3.6, no Acquired Company has taken any action that would have required the prior written consent of Buyer under Sections 8.2, if such action had been taken after the date hereof and prior to the Closing.
3.7    Taxes. Except in each case as set forth on Schedule 3.7:
3.7.1.    The Acquired Companies have filed, or have caused to be filed on their behalf (after giving effect to valid extensions), all income and material other Tax Returns required to be filed by such Acquired Company in accordance with applicable law, and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes due and payable by any Acquired Company (whether or not shown on any such Tax Return or any assessment or reassessment) have been paid in full.
3.7.2.    All material amounts of Taxes required to have been withheld and timely paid in connection with amounts paid by any Acquired Company to any employee, creditors, shareholders, independent contractors and other third parties have been withheld and timely paid to the appropriate Taxing Authority. The Acquired Company has complied, in all material respects, with information reporting, collection and retention provisions of applicable laws with respect thereto.
3.7.3.    No Acquired Company has incurred any material amount of liabilities for Taxes since the date of the Latest Balance Sheet outside the ordinary course of business.
3.7.4.    No Acquired Company has been notified in writing by a Taxing Authority of any investigation, inquiry, audit or examination concerning Taxes of any Acquired Company. There is no material Tax deficiency or adjustment outstanding, proposed, assessed or, to the knowledge of the Company, threatened by any Taxing Authority against the Company.
3.7.5.    There has been no extension or waiver of any statute of limitations in respect of Taxes of any Acquired Company that remains in effect (other than in connection with any valid extension of time to file Tax Returns).
3.7.6.    No Acquired Company is or has been subject to any Liens with respect to Taxes, other than Permitted Liens, imposed on any of its assets or properties.
3.7.7.    No Acquired Company is party to, bound by or liable for any Taxes as a result of any Tax allocation or sharing agreement (including any advance pricing agreement or similar agreement relating to Taxes), other than any such agreement not primarily related to Taxes.
3.7.8    No jurisdiction in which any Acquired Company does not currently file Tax Returns has made a written claim that such Acquired Company is required to file a Tax Return

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for such jurisdiction or that such Acquired Company is or may be subject to Tax by such jurisdiction.
3.7.9.    No Acquired Company has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group the common parent of which is the Company). There is no liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, or by contract (except for commercial contracts or other agreements of which tax matters are not the primary subject) owed by any Acquired Company. No Acquired Company is not and has not ever been a partner, member, owner or beneficiary of any entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code, “specified foreign corporation” within the meaning of Section 965 of the Code, partnership or trust for Tax purposes.
3.7.10.    No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
3.7.11.    No Acquired Company has engaged in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4.
3.7.12.    No Acquired Company has requested or received a ruling, relief, advice, accounting method change, or other request from any Tax Authority.
3.7.13.    No Acquired Company (i) has never had a permanent establishment in any country other than the country of its organization, (ii) has engaged in a trade or business in any country other than the country in which it is organized that subjected it to Tax in such country or (iii) has never been, subject to Tax in a jurisdiction outside the country in which it is organized.
3.7.14    No Acquired Company has taken advantage of, participated or otherwise received any benefit with respect to Taxes pursuant to the CARES Act. No Acquired Company has any liabilities, including Tax liabilities, or other amounts for or allocable to any period, including any Taxable period (or portion thereof), ending on or prior to the Closing Date, the payment of which is deferred, on or prior to the Closing Date, to a period (or portion thereof) beginning after the Closing Date pursuant to the CARES Act.
3.7.15.    All related party transactions involving any Acquired Company are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder and any similar provision of state, local and non-U.S. law. Each Acquired Company has maintained in all respects all necessary documentation in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder.
3.7.16.    Any Acquired Company will not be required to include a material item of income in, or exclude a material item of deduction from Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) use of an improper method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) Tax ruling or agreement entered with a Governmental Authority, including a “closing agreement” as defined in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to Closing Date; (iii) Reserved; (iv) installment sale, prepaid amount or open transaction disposition made on or prior to the Closing Date outside of the ordinary course of business; (v) election prior to the Closing under Section 965 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law); (vi) prepaid amount or deferred revenue paid or received on or prior to the Closing Date outside of the ordinary course of business; (vii) income inclusion pursuant to Section 951 or 951A of the Code with respect to a Taxable period or portion thereof ending on or prior to the Closing Date (other than any amount included in the calculation of Indebtedness); (viii) any overall foreign loss (within the meaning of Section 904(f) of the Code) taken into account in a Pre-Closing Tax Period; or (ix) any gain

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recognition agreement to which the Company is a party under Section 367 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) entered into on or prior to the Closing Date.
3.7.17.    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).
3.7.18.    For U.S. federal and applicable state and local income Tax purposes, each Acquired Company uses the cash method of accounting, and the calendar year for its taxable year. Each Acquired Company has been properly classified as a corporation since its formation for U.S. federal and applicable state and local income Tax purposes.
3.7.19    Each Acquired Company has (i) properly collected all material amounts of sales Taxes required to be collected in the time and manner required by any applicable Tax Law and remitted all such sales Taxes (and use Taxes due and payable) to the applicable Tax Authority in the time and in the manner required by any applicable Tax Law, (ii) returned all material amounts of sales Taxes erroneously collected from any Person to such Person (or, if such Person cannot be located or is no longer in business, remitted such sales Tax to the appropriate Tax Authority) in the time and in the manner required by any applicable Tax Law, and (iii) collected and maintained all resale certificates and other documentation required to qualify for any exemption from the collection of any material amounts of sales Taxes.
3.7.20.    No Acquired Company has deferred any material income or gain from an intercompany transaction or has a material excess loss account as described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-US law).
3.8.    Real Estate.
3.8.1.    Owned Real Property. No Acquired Company owns any real property. No Acquired Company is a party to any Contract or option to purchase any real property.
3.8.2.    Leases.
(a)Schedule 3.8.2(a) sets forth a list of all leases of real property currently in effect to which any Acquired Company is a party (the “Leases;” and the real property subject to such Leases, the “Leased Real Property”). The Company has Made Available to the Buyer true, correct and complete copies of the Leases (including all amendments thereto).
(b)Except as set forth on Schedule 3.8.2(b) hereto, (i) each of the Leases is a valid and binding agreement of the applicable Acquired Company and is in full force and effect, (ii) the applicable Acquired Company is not and, to the Company’s Knowledge, no other party is in material default under, or in material breach or violation of, any Lease and (iii) to the Company’s Knowledge, no event has occurred that (with or without notice, lapse of time or both) would constitute a material default by the applicable Acquired Company or any other party thereto under any Lease. No Acquired Company has subleased, licensed or otherwise granted any Person the right to use or occupy the property subject to any such Lease or any portion thereof. The Acquired Companies enjoy peaceful and undisturbed possession under each such Lease free and clear of all Liens except Permitted Liens, and there are no disputes with respect to any such Lease. No part of the Leased Real Property is subject to any pending Action for condemnation or other taking by a Governmental Authority, nor, to the Company’s Knowledge is any such Action threatened.
(c)The Leased Real Property, and the improvements, buildings and structures thereon (the “Improvements”), (i) constitute all of the real property used or

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operated by the Acquired Companies in the operation of the Business, (ii) may continue to be used for the operation of the Business as currently operated or proposed to be operated and (iii) comply with all Legal Requirements. The current and anticipated use of the Leased Real Property and the Improvements is not a pre-existing, nonconforming use, and no notice of the violation of any such Legal Requirement has been received by any Acquired Company.
(d)All of the Improvements are structurally sound, adequately supported, free from past damage or defects and in good condition, normal wear and tear excepted. No Improvement encroaches upon any other property, there are no encroachments by other buildings or improvements onto the Leased Real Property and none of the Improvements are located in a flood hazard area.
(e)All of the Leased Real Property and all of the Improvements are serviced by all necessary and adequate utilities which are installed and operating and are sufficient to enable the Leased Real Property and all of the Improvements to continue to be used and operated in the manner currently being used and operated. All of the Leased Real Property is fully accessible by public roads and, to the Company’s Knowledge, no fact or condition exists that would result in the termination of the current access from the Leased Real Property to any presently existing highways and roads adjoining or situated on the Leased Real Property. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Leased Real Property.
(f)No Acquired Company owes any money to any architect, contractor, subcontractor or materialmen for labor or materials performed or supplied to or in connection with the Leased Real Property, and there is no construction or other improvement work being done at nor are there any construction or other improvement materials being supplied to the Leased Real Property.
3.9.    Operations in Conformity with Legal Requirements.
3.9.1.    The Acquired Companies are, and have been in the last five (5) years, in compliance in all material respects with all Legal Requirements. In the last five (5) years, no Governmental Order has been issued by any Governmental Authority with respect to any of the Acquired Companies or its or their respective businesses or material assets, properties or rights that would reasonably be expected to be materially adverse to the Acquired Companies, taken as a whole.
3.9.2.    A list of all material Permits held by the Acquired Companies is set forth on Schedule 3.9.2. Each Acquired Company holds all material Permits required in connection with the conduct of its business as currently conducted and presently proposed to be conducted, and with respect to each: (i) the Permit is in full force and effect; (ii) the applicable Acquired Company is in material compliance with the terms and conditions of the Permit; (iii) in the last five (5) years, the applicable Acquired Company has not been in default under, or in violation of the Permit in any material respect; and (iv) in the last five (5) years, there has been no suspension, cancellation, modification, revocation or nonrenewal of the Permit pending or, to the Company’s Knowledge, threatened.
3.9.3.    None of the Acquired Companies, or their respective directors, officers and employees, (i) has violated, the U.S. Foreign Corrupt Practices Act (the “FCPA”) and Legal Requirements promulgated thereunder, any other anti-corruption laws which are applicable to the Acquired Companies, or any International Trade Laws; (ii) has directly or indirectly (through other Persons) paid, provided, promised, offered, or authorized the unlawful payment or provision of money, a financial advantage, favor, or anything else of value to an official of a Governmental Authority or any other Person (“Restricted Benefits”); (iii) has solicited, accepted, or received any Restricted Benefits from any Person; (iv) has established or maintained any slush fund or other unlawful, unrecorded, or off-the-books fund or account; (v) has inserted, concealed, or

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misrepresented corrupt, illegal, fraudulent, or false payments, expenses, or other entries in the books and records of the Sellers; (vi) is a Government Official; or (vii) has laundered, concealed, or disguised the existence, illegal origins, and/or illegal application of, criminally derived income/assets.
3.9.4.    The Acquired Companies, and to the Company’s Knowledge, any other Persons acting on behalf, at the direction of or under the control of any Acquired Company, in the last five (5) years, (i) have not violated any International Trade Laws; (ii) have not engaged in any unlawful transactions involving any Sanctioned Person or any Sanctioned Jurisdiction; (iii) have obtained all registrations, approvals or licenses necessary for importing, exporting or providing products and services in accordance with all applicable International Trade Laws (“Trade Licenses”) and all such Trade Licenses are valid, current, and in full force and effect and (iv) have conducted the business of the Acquired Companies in accordance with all applicable International Trade Laws and Trade Licenses.
3.9.5.    None of the Acquired Companies or their respective directors, officers or employees, or to the Company’s Knowledge, other Persons acting under the control of, at the direction of or for the benefit of any Acquired Company, (i) is or has been at any time in the last five (5) years, a Sanctioned Person or (ii) is otherwise the subject of any sanctions, suspensions, embargoes or debarment by the U.S. Government or any other Governmental Authority or public international organization, including by reason of being owned or controlled by any of the foregoing.
3.9.6.    In the last five (5) years, none of the Acquired Companies, and to the Company’s Knowledge, other Persons acting on behalf, at the direction of or under the control of any Acquired Company has participated or been asked to participate directly or indirectly in any boycotts or other similar practices in violation of, or triggering penalties under, the regulations of the United States Department of Commerce or Section 999 of the Code.
3.9.7.    In the last five (5) years, none of the Acquired Companies, their respective directors, officers and employees, or, to the Company’s Knowledge, other Persons acting on behalf, at the direction of or under the control of any Acquired Company, is or has been the subject of any past or present Action (and to the Company’s Knowledge, no such Action has been threatened and no investigation is pending) or has undertaken or caused any internal investigation regarding an actual or alleged violation of any applicable International Trade Law.
3.10    Benefit Plans.
3.10.1.    Company Plans. Schedule 3.10.1 sets forth a list of each material Company Plan; provided, however, that to the extent certain agreements or arrangements that would constitute Company Plans set forth pursuant to form documents, the Company shall be required to list only the forms of such agreements or arrangements. For purposes of this Agreement, “Company Plan” means each Employee Plan that is or has been established, maintained, sponsored, contributed to, or required to be contributed to by the Acquired Companies for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of the Acquired Companies or any spouse or dependent of such individual, or under which the Acquired Companies have or may have any liability. The Company has delivered or made available to Buyer, with respect to each material Company Plan, accurate, current and complete copies of each of the following, as applicable: (i) the plan document and all amendments, (ii) the trust and other funding agreements or arrangements, custodial agreements, insurance policies and contracts, administration and service provider agreements, investment management agreements and investment advisory agreements, (iii) any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, and employee handbooks, (iv) the most recent determination, opinion or advisory letter from the IRS, (v) the most recent nondiscrimination and top-heavy tests performed under the Code, (vi) all material notices, letters or other correspondence with from the IRS, Department of Labor, or any Governmental Authority in the past three (3) years, and (iv) the most recently filed Form 5500, (vi) copies of current and within the past three (3) years IRS or Department of Labor audits or inquiries, and (vii) copies of

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any filings under any amnesty, voluntary compliance, self-correction or similar program sponsored by any Government Authority, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Correction Program made in the past three (3) years.
3.10.2.    Plan Qualification; Plan Administration. (a) Each Company Plan that is intended to be qualified under Section 401(a) of the Code either is the subject of a favorable determination or opinion letter from the Internal Revenue Service or is maintained pursuant to a prototype plan that is the subject of a favorable opinion letter from the Internal Revenue Service that such form of plan document is so qualified, and to the Company’s Knowledge nothing has occurred that would reasonably be expected to adversely affect the qualified states of such Company Plan; and (b) each Company Plan has been established, maintained and administered in compliance in all material respects with its terms and applicable Legal Requirements. Nothing has occurred with respect to any Company Plan that has subjected or would reasonably be expected to subject the Company or any ERISA Affiliate to a civil action or material penalty under Section 502 of ERISA or to material tax or penalty under Sections 4975 or 4980 of the Code.
3.10.3.    All Contributions and Premiums Paid. All benefits, contributions and premium payments on account of each Company Plan have been timely paid by the applicable due date or accrued in accordance with GAAP.
3.10.4.    Claims. With respect to each Company Plan, there are no material pending (or, to the Company’s Knowledge, threatened in writing) Actions involving any of the Acquired Companies other than routine claims for benefits.
3.10.5.    Multiemployer and Defined Benefit Plans. None of the Acquired Companies nor any ERISA Affiliate has now or at any time (as to clause (i)) or in the past six (6) years (as to clause (ii)), contributed to, sponsored, or maintained any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA or (ii) “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA. None of the Company Plans are subject to the minimum funding standards of Section 302 of ERISA or Sections 412 or 418(B) of the Code, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code.
3.10.6.    No Title IV Liability. No Company Plan is subject to Title IV of ERISA.
3.10.7.    Retiree Benefits; Certain Welfare Plans. Except as required under Section 601 et seq. of ERISA or Section 4980B of the Code or any analogous Legal Requirement, no Company Plan provides and none of the Acquired Companies has any obligation to provide, post-termination or retiree benefits or coverage in the nature of health, life or disability insurance to any current or former employee of an Acquired Company following retirement or other termination of employment.
3.10.8.    No Action or Governmental Liability. There is no pending or, to the Company’s Knowledge, threatened material Action relating to a Company Plan (other than routine benefit claims)’, and no Company Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in or considering being a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program, or the Delinquent Filers Voluntary Correction Program).
3.10.9.    409A. Each Company Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. All Company Options are exempt from the requirements of Section 409A in accordance with the “stock rights exemption” set forth in Treas. Reg. Section

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1.409A-1(b)(5). None of the Acquired Companies have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 409A of the Code. No Acquired Company has an obligation that includes an obligation to indemnify or “gross up” the recipient of such payment for taxes imposed by Section 4999 of the Code or Section 409A of the Code and no Acquired Company is a party to any agreement or arrangement that would in connection with consummation of the Contemplated Transactions result, separately or in the aggregate, in the actual or deemed payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any comparable provision of foreign, state or local Law) after satisfying the requirements for exemption provided under Section 280G(b)(5) of the Code.
3.10.10     Change of Control. Except as disclosed on Schedule 3.10.10, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions, either alone or with any other event, will (i) entitle any employees of any Acquired Company to severance pay or benefits or any increase in severance pay or benefits, in each case under any Company Plan upon any termination of employment, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits under any Company Plan, or (iii) increase or enhance any benefits under any Company Plan.
3.10.11.     Company Options. All Company Options have been issued and delivered by the Company in compliance with all applicable Legal Requirements and with the terms and conditions of the Company Equity Incentive Plan and in a compensatory capacity to employees or former employees of the Company or its Subsidiaries. Each Company Option was issued with an exercise price that was no less than the fair market value of the common stock of the Company on the date of grant of the Company Option. Except with respect to the Company Options, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or its Subsidiaries.
3.11.    Intellectual Property; Data, and Offerings.
3.11.1.    Schedule 3.11.1 sets forth a complete and correct list of all Registered Intellectual Property (specifying the owner thereof and the jurisdiction in which such item has been issued, registered or filed and the applicable issuance, grant, registration or serial number(s) and related dates, as applicable, and any actions that must be taken within 90 days of the date of the Closing to preserve such item, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates). All Registered Intellectual Property is subsisting. All Registered Intellectual Property that has issued is in full force and effect, is valid and enforceable; and has been obtained and maintained in compliance with all applicable rules, policies, and procedures of the applicable Governmental Authorities.
3.11.2.    The Acquired Companies (individually or collectively) solely and exclusively owns all right, title, and interest (including the sole right to enforce) in and to the Owned Intellectual Property free and clear of all Liens other than Permitted Liens. Each of the Acquired Companies lawfully owns, or otherwise has sufficient rights to all Company Intellectual Property. The Company Intellectual Property is all the Intellectual Property that is required to conduct the Business in the manner in which it is currently being conducted. All Owned Intellectual Property is fully transferable, alienable, and licensable by the Acquired Companies without restriction and without payment of any kind to any Person and without approval of any Person. No funding, facilities, or personnel of any educational institution or Governmental Authority were used to Create, in whole or in part, any Owned Intellectual Property.
3.11.3.    In the last six (6) years, none of the Acquired Companies, the Offerings, or the conduct of the Business Infringes any Intellectual Property of any Person or has previously done so. In the last six (6) years, there is no (and has been no) pending or threatened Action involving the Company, any Owned Intellectual Property, Offering or the conduct of the Business concerning any Infringement, or the enforceability, use (including any assertion of misuse), ownership, scope, licensing, or validity of any Intellectual Property. To the Company’s Knowledge, there are no facts or circumstances that might reasonably serve as the basis for any

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such Action; and, in the last six (6) years, none of the Acquired Companies have received any written notice, charge, complaint, claim, demand, or inquiry (including unsolicited offers, demands or requests to license, or cease and desist letters) pertaining to any Intellectual Property. In the last six (6), no Person is Infringing any Owned Intellectual Property or has previously done so.

3.11.4.    All Intellectual Property Agreements are valid, binding and enforceable on the applicable Acquired Company and, to the Company’s Knowledge, all other parties thereto, and there exists no event or condition that violates or breaches or that would be reasonably likely to result in a violation or breach of, or otherwise constitutes (with or without due notice or lapse of time or both) a default by any party thereto, except in each case for breaches or defaults that would not have a material and adverse effect on the Acquired Companies as a whole. None of the Acquired Companies have received any written notice of such breach, default or violation.
3.11.5.    Each of the Acquired Companies have taken commercially reasonable measures to protect the confidentiality of their material Trade Secrets that are used in the Business of any of the Acquired Companies (including, in each case, any information that would have been a Trade Secret but for any failure of any of the Acquired Companies to act in a manner consistent with this Section 3.11.4), and such material Trade Secrets have not been used or disclosed to any Person, except pursuant to confidentiality agreements or similar enforceable confidential relationship that requires each Person receiving any such Trade Secret to reasonably protect and not disclose such Trade Secrets. Each employee or contractor who has had access to any material Trade Secrets owned or held by any of the Acquired Companies or has developed any material Intellectual Property for any of the Acquired Companies has executed a written contract obligating such Person not to use any Trade Secrets of any of the Acquired Companies, and not to disclose any such Trade Secrets to any other Person, except in each case, in performing duties for any of the Acquired Companies.
3.11.6.    None of (a) the Sellers, (b) any Affiliate of any of the Sellers or the Acquired Companies (other than any of the Acquired Companies), or (c) any present or former employee, officer, consultant, or contractor of any of the Acquired Companies has any ownership of or license or other right, title, or interest in any Company Intellectual Property. Each current and former employee, officer, consultant, and contractor of any of the Acquired Companies who is or has been involved in the Creation (alone or with others) of any material Intellectual Property by or for any of the Acquired Companies has either (i) executed and delivered to one of the Acquired Companies a written and enforceable Contract that assigns to one of the Acquired Companies, without any obligation of payment, all right, title, and interest in and to any such Intellectual Property or (ii) transferred such Intellectual Company to an Acquired Company by operation of law. No present or former employee, officer, consultant, or contractor of any of the Acquired Companies is in violation of any such Contract. None of the Acquired Companies or any of officers, employees, agents or contractors of any of the Acquired Companies has done, or failed to do, any act or thing that may prejudice the validity or enforceability of any of the material Owned Intellectual Property. None of the Contracts of any of the Acquired Companies (including any Contract for the performance of professional services by or on behalf of any of the Acquired Companies) confers upon any Person, other than the Acquired Companies, any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property Created or provided in connection with such Contract.
3.11.7.    The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without notice or lapse of time, result in or give any other Person the right or option to cause or declare: (a) a loss or impairment of any of the Company Intellectual Property, or give rise to any right of any Person to terminate any rights under any Intellectual Property Agreement or exercise any new or additional rights under any Company Intellectual Property or any Intellectual Property owned or held by Buyer or any of its Affiliates (including, from and after the Closing, any of the Acquired Companies); (b) a breach or modification of or default under any Intellectual Property Agreement; (c) Buyer or any of its

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Affiliates (including, from and after the Closing, any of the Acquired Companies) to be (i) bound by any non-compete obligation or other restriction on the operation of any business by Buyer or any of its Affiliates (including, from and after the Closing, any of the Acquired Companies) or (ii) obligated to pay any incremental royalties or other amounts, offer any incremental or other discounts, or be bound by any incremental or other “most favored pricing” terms to any Person. As used in this Section 3.11.7 an “incremental” royalty, amount, discount or “most favored pricing” term refers to a royalty, amount, discount or “most favored pricing” term, as applicable, in excess, whether by contractual term, contractual rate or scope, of those obligations that would have been required to be offered, granted, or provided as applicable, had this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby not been executed or consummated, as applicable. Each item of Company Intellectual Property owned or practices by the Acquired Companies immediately prior to the Closing will be owned or available for practice by the Acquired Companies on identical terms and conditions immediately after the Closing.
3.11.8.    None of the Acquired Companies have distributed or used any Open Source Materials in a manner that: (a) requires any of the Acquired Companies to license, disclose, distribute, make available or grant any rights in or to any Owned Intellectual Property, or (b) imposes any material limitation, restriction, or condition on the right of any of the Acquired Companies to use, distribute, or provide any Offering.
3.11.9.     The Acquired Companies possess all source code for the software code they own and other documentation and materials reasonable required to compile, operate, and maintain any software Offerings. None of the Acquired Companies has disclosed, delivered, licensed, or otherwise made available, any source code for any of the Offerings to any Person; and none of the Acquired Companies has a duty or obligation (whether present, contingent, or otherwise) to do so for any Owned Intellectual Property.
3.11.10.     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies (taken as a whole), all of the computer hardware, computer software and computer services and other similar or related items of automated, computerized, or software system(s), networks, interfaces, platforms, or applications used or relied upon by any of the Acquired Companies (collectively “Systems”): (a) are in good working order, (b) do not contain or make available any disabling software, code or instructions, spyware, Trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of any software, data or other materials (“Contaminants”); and, (c) are sufficient for the existing needs of the Business. Each of the Acquired Companies have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are free from Contaminants and to protect the confidentiality, integrity, and security of its Systems and all information stored, processed, or contained therein. Within the past three (3) years, no Person has gained unauthorized access to any Systems, or any data or information stored in the Systems. Each of the Acquired Companies maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities. The Systems have not suffered any failures, errors, or breakdowns within the past twenty-four (24) months that have caused any substantial disruption or interruption in the operation of the Business.
3.11.11.     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies (taken as a whole), each of the Acquired Companies Processing of all data and information by it or on its behalf (including any Personal Information) (“Company Data”) is (and has at all times in the last five (5) years been) in accordance with: all applicable Privacy Laws; its published privacy policies; and its Contract obligations (collectively, “Data Obligations”). Each of the Acquired Companies has taken commercially reasonable measures to ensure the confidentiality, integrity and security of any Company Data. There has been no material unauthorized access, use, modification, or other misuse of any Company Data and within the last three (3) years, no material Company Data has been lost or damaged. Within the past three (3) years, none of the Acquired Companies has received notice of and there is no past, pending, or threatened Action related to the Processing of Company Data or any Data Obligations; and there are no valid grounds for any such Action.

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Except for disclosures of Personal Information required by applicable Privacy Law, or authorized by the provider of any Personal Information, none of the Acquired Companies has sold, leased, or otherwise made available to any third party any Personal Information. None of the Acquired Companies, or any other Person has issued or delivered, or was required by Law to have issued or delivered any notice or report regarding any loss, damage, or unauthorized access, use, disclosure, modification, or other misuse of any Company Data, including any data breach reports or notices required under applicable Law. None of the execution or delivery of this Agreement, the consummation of the Transactions and the other operative documents (either alone or in conjunction with another occurrence or event), the performance of Sellers’ obligations hereunder or thereunder, the transfer of any Company Data to Buyer, and Buyer’s use of such information to carry on the Business will violate, in any material respect, any Data Obligations.
3.12.    Environmental Matters. Except as set forth on Schedule 3.12,
3.12.1.    The Acquired Companies are, and since January 1, 2019, have been in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not reasonably be expected to be materially adverse to the Acquired Companies, taken as a whole;
3.12.2.    Each of the Acquired Companies, as applicable, has all material Permits required under applicable Environmental Laws for the Acquired Companies’ operations as currently conducted, all such Permits are currently effective, and the Acquired Companies are in compliance with the respective requirements of such Permits, except where the failure to be in compliance would not reasonably be expected to be materially adverse to the Acquired Companies, taken as a whole;
3.12.3.    There is not now pending or, to the Company’s Knowledge, threatened any Action or Order against any of the Acquired Companies in connection with any past or present noncompliance with such Environmental Laws, the subject of which is unresolved;
3.12.4.    None of the Acquired Companies has generated, treated, stored, released, transported, or arranged for transportation or disposal of any Hazardous Substances at, to or from any location except in material compliance with Environmental Laws and in a manner that has not given rise to, and would not reasonably be expected to give rise to, unresolved material liability of the Business under any Environmental Laws, taken as a whole;
3.12.5.    There have been no releases of Hazardous Substances on or from any real property currently leased or operated by any of the Acquired Companies or, to the Company’s Knowledge, on or from any real property formerly leased or operated by any of the Acquired Companies, except for any such releases that have not been, and would not reasonably be expected to be, materially adverse to the Acquired Companies, taken as a whole;
3.12.6.    Except as has been resolved, none of the Acquired Companies has (a) received written notice under the citizen suit provisions of any Environmental Laws or (b) received any written notice of violation or liability, request for information, demand, complaint or claim under any Environmental Laws or relating to Hazardous Substances;
3.12.7.    None of the Acquired Companies has by contract assumed, retained, or provided any indemnity for any material liability arising under any Environmental Laws or relating to any Hazardous Substances; and
3.12.8.    The Company has made available to Buyer all correct and complete copies of all material reports of any site assessments, studies, reviews, investigations, audits and other evaluations in their possession or control relating to environmental the environmental condition of the real property currently or previously leased or operated by the Acquired Companies, or to the Acquired Companies’ compliance with Environmental Law.
3.13.    Material Contracts.

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3.13.1.    Schedule 3.13.1 sets forth a list of all Contracts of the types described below that are in effect on the date hereof (each of the following, collectively with each Lease, and the Retention Agreement, a “Material Contract”):
(a)all Contracts (other than purchase orders received in the ordinary course of business) or binding options to sell or lease (as lessor) any property of an Acquired Company for an amount in excess of $100,000 over any one-year period;
(b)all Contracts (other than purchase orders entered into in the ordinary course of business) pursuant to which an Acquired Company has agreed to acquire or lease any property for an amount in excess of $100,000 over any one-year period;
(c)all Contracts pursuant to which an Acquired Company has an existing obligation to pay any amounts in respect of indemnification obligations, purchase price adjustments, or otherwise, in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business;
(d)all Contracts relating to Indebtedness under clauses (a), (b), (c) or (d) of the definition of Indebtedness, including the borrowing of money or mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Acquired Companies and any agreements related to letter of credit arrangements or performance bonds;
(e)all Contracts relating to any material business acquisition or disposition of any business by an Acquired Company entered into since January 1, 2015 (whether by merger, consolidation or other business combination, sale of securities, sale of assets or other similar transaction);
(f)all Contracts with any Governmental Authorities;
(g)all Contracts that contain a right of first refusal, first offer or first negotiation or a “most favored nation” or “most favored pricing” provision;
(h)all partnership or joint venture agreements or to which an Acquired Company is a party or agreements relating to any Investment by an Acquired Company;
(i)(A) all agreements for the employment of any current officer or individual employee with annual base compensation in excess of $100,000 (other than (x) agreements providing for at-will employment that do not provide for notice pay, severance or post-employment benefits and (y) offer letters) or (B) all agreements providing for severance, or relating to loans, to any current employee, officer, manager, director or other individual service provider;
(j)all Contracts with a Key Customer or Key Supplier;
(k)all Contracts obligating any Acquired Company to make contingent payments of any type that are material in amount, whether or not such obligation has matured, which would be reasonably likely to become due and payable;
(l)all Contracts providing for capital expenditures with an outstanding amount of unpaid obligations or commitments in excess of, or reasonably expected to be in excess of, $50,000 for any one capital expenditure or $100,000 in the aggregate;
(m)all contracts, a principal purpose of which is the sharing or allocation of or indemnification for Taxes;
(n)all collective bargaining Contracts with a labor union;

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(o)all Contracts that contain a covenant by an Acquired Company not to compete in any line of business with any Person or otherwise limiting the right of an Acquired Company to freely engage in any business, including any contracts containing any requirements provisions or exclusivity provisions or any Contract providing for the non-solicitation of employees, contractors, suppliers or customers of a Person;
(p)each material (i) Inbound License (except for non-exclusive licenses obtained by any of the Acquired Companies to download, use or access commercially available, off-the-shelf object code software or software-as-a-service that (1) is not modified or distributed by or for any of the Acquired Companies, and (2) does not involve aggregate payments in excess of $50,000 to any vendor for all license, maintenance, support, subscription and other fees); (ii) Outbound License (including any exclusive Outbound License) (except for non-exclusive licenses for object code software provided to purchasers of Offerings in the ordinary course of business); (iii) Intellectual Property Agreement that is not an Inbound License or an Outbound License including all Contracts (including settlement agreements, co-existence agreements, and consent agreements) pursuant to which any Acquired Company is restricted from using, registering, or enforcing its Intellectual Property in any material respect; and
(q)all other Contracts that are reasonably expected to involve payments to or from an Acquired Company in excess of $100,000 in 2023 or 2024 or that are otherwise material to the business of the Acquired Companies, taken as a whole.
3.13.2.    The Company has Made Available to the Buyer an accurate and complete copy of each Material Contract (including all amendments and modifications thereto); provided that no purchase orders, task orders or similar documents shall be required to be provided or listed on Schedule 3.13.1 (but such purchase orders will be considered Material Contracts for all purposes of this Agreement). The Material Contracts are valid, binding and enforceable against the Acquired Companies and to the Company’s Knowledge against the other parties thereto, in each case, in accordance with their terms except as may be limited by the Enforceability Exceptions. Except as set forth on Schedule 3.13.2 hereto, as of the date hereof, (a) no Acquired Company is, and, to the Company’s Knowledge, no other party is in default under, or in breach or violation of, any Material Contract, and (b) to the Company’s Knowledge, no event has occurred that (with or without notice, lapse of time or both) would constitute a default by the Acquired Company or any other party thereto under any Material Contract, in each case for purposes of the foregoing clauses (a) and (b), except as would not reasonably be expected to have a material and adverse effect on the business of the Acquired Companies (taken as a whole). Neither Acquired Company has received written notice from a counterparty to a Material Contract that such Person intends to terminate or otherwise not renew such Material Contract.
3.14.    Transactions with Affiliates. Except as set forth on Schedule 3.14, no Affiliate, officer, manager or director of the Acquired Companies, or to the Company’s Knowledge, any individual related by blood, marriage or adoption to any such individual, or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with any of the Acquired Companies or has any ownership interest in any property (whether tangible or intangible) owned, used or held by any Acquired Company, in each case, other than with respect to the Company Options or the payment of compensation to officers, managers and directors in the ordinary course of business. Except as set forth on Schedule 3.14, no manager, officer or director of any Acquired Company that is an employee of an Acquired Company or an investment professional of any Affiliate of an Acquired Company has any direct or indirect controlling equity interest in any business that is, in whole or in part, competitive with any business of any Acquired Company.
3.15.    Litigation. Except as set forth on Schedule 3.15, there is no, and during the past five (5) years, there has not been any, Action pending or, to the Company’s Knowledge, threatened against any Acquired Company that would reasonably be expected to result in material liability to such Acquired Company, and no Acquired Company has filed or threatened any Action against any other Person. No Acquired Company nor any material assets or properties of an Acquired Company is subject to any outstanding Governmental Order.

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3.16.    Insurance. Schedule 3.16 sets forth a true, correct and complete summary description of each insurance policy maintained by any Acquired Company with respect to its properties, assets and business or directors, managers and officers of the Acquired Companies. All such policies are in full force and effect, no Acquired Company is in material breach or default thereunder, and all premiums due thereunder have been paid in full. The Acquired Companies have continuously maintained substantially similar insurance coverages, both as to the types and limits of the coverages, at all times during the past five (5) years, and all insurance policies required by Legal Requirements or by any Contract to which any Acquired Company is bound. No Acquired Company has taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute a material breach or default or permit termination, modification or non-renewal of any such insurance policy. During the past five (5) years, no written, or to the Company’s Knowledge oral, notice of actual or threatened material modification, termination, cancellation or nonrenewal, in whole or in part, with respect to any such insurance policy or denial of coverage, reservation of rights letter or other notice of defenses related to any claims thereunder has been received by any Acquired Company. During the past five (5) years, no Acquired Company has applied for any insurance coverage that has been denied.
3.17.    Labor Matters.
3.17.1.    True and complete information as to the name, job title, hire or engagement date, current annual compensation (including both base compensation and maximum bonus or commission compensation), accrued vacation or paid time off, as of December 20, 2023, and mandatory severance obligations of the Acquired Companies with respect to each director, officer, employee, or independent contractor of any Acquired Company (including each individual on leave of absence, layoff, short-term disability, or similar status) has been Made Available to the Buyer. All compensation payable to all employees and independent contractors of any Acquired Company for services performed has been paid in full or shall be accrued as a current Liability in the determination of the Final Net Working Capital Amount.
3.17.2.    To the Company’s Knowledge, no employee or independent contractor of any Acquired Company is a party to, or otherwise bound by, any confidentiality agreement, proprietary rights agreement, or noncompetition or non-solicitation agreement or arrangement between such employee or independent contractor and any other Person that materially and adversely affects or will materially and adversely affect (i) the performance of his or her duties as an employee or independent contractor of the Acquired Company, (ii) the ability of the Acquired Company to conduct its business as currently conducted or presently proposed to be conducted, or (iii) the ability of such individual to assign to the Acquired Company any rights to any invention, improvement or discovery.
3.17.3.    No more than five (5) days prior to the anticipated Closing Date, the Company will provide Buyer with a list of (i) any employees terminated by any Acquired Company during the ninety (90)-day period prior to the date such list is provided to Buyer (ii) any planned terminations of employment that are expected to occur following the date such list is provided to Buyer and prior to the Closing Date. To the Company’s Knowledge, and except as set forth on Schedule 3.17.3, the Acquired Companies have no intention of terminating any employees. The Acquired Companies have complied in all material respects with the U.S. Worker Adjustment and Retraining Notification Act of 1988 or any similar plant closing or mass layoff Legal Requirement (collectively, the “WARN Act”) and any similar applicable Legal Requirements. To the Company’s Knowledge, no executive, officer, or key employee or material independent contractor of any Acquired Company has given notice or otherwise disclosed plans to terminate his, her, or its employment or engagement with that Acquired Company.
3.17.4.    None of the Acquired Companies are party to or bound by any collective bargaining agreement, no Union has bargaining rights in respect of the employees of any of the Acquired Companies, and no Union has filed any pending representation petition or made any written demand for recognition with respect to any Acquired Company. To the Company’s Knowledge, no union organizing activities are underway or threatened with respect to the employees of any of the Acquired Companies, and no such activities have occurred in the past five (5) years. There is no work slowdown, lockout, stoppage, picketing or strike pending, or to

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the Company’s Knowledge, threatened between any of the Acquired Companies, on the one hand, and its employees, on the other hand, and there has been no such event in the past five (5) years.
3.17.5.    Each Acquired Company is and for the past five (5) years has been in compliance in all material respects with all applicable labor or employment related Legal Requirements, including provisions thereof relating to employment practices, terms and conditions of employment, wages and hours, classification and payment of employees and individual independent contractors, discrimination, harassment, retaliation, equal pay, training, immigration (including with respect to the completion of Forms I-9 for all employees and the proper confirmation of employee visas), plant closures and mass layoffs, and labor relations. To the Company’s Knowledge, within the past five (5) years, no allegation of sexual harassment or sexual misconduct has been made against any current or former director, officer, employee, or independent contractor of any Acquired Company, in each case in his or her capacity as such. Within the past five (5) years, no Acquired Company has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, employee or independent contractor.
3.17.6.    Each individual classified and treated by an Acquired Company as an independent contractor has for the past five (5) years been treated as an independent contractor in material compliance with all applicable Legal Requirements. All employees of any Acquired Company who have been classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws have for the past five (5) years been so classified in compliance in all material respects with all applicable Legal Requirements. Within the past five (5) years, no Acquired Company has incurred any material Liability and no acts, omissions, or occurrences have occurred within the past five (5) years that, to the Company’s Knowledge, would be reasonably likely to result in any material Liability imposed on any Acquired Company, with respect to any misclassification of any person as an independent contractor rather than as an employee, or as exempt rather than non-exempt, or with respect to any employee leased from another employer.
3.17.7.    The Company has Made Available to Buyer true, correct and complete copies of all material personnel, payroll, and employment manuals and policies of the Acquired Companies.
3.18.    Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Sellers or the Company other than fees (if any) that will (a) be paid as contemplated by Section 2.4.1(b) or (b) otherwise be paid by the Sellers and their respective Affiliates and for which the Buyer and (after the Closing) the Acquired Companies will have no responsibility to pay.
3.19.    Customers and Suppliers. Schedule 3.19 sets forth a list of the ten (10) largest customers of the Acquired Companies (based on the dollar amount of sales recognized) (the “Key Customers”) and top ten (10) suppliers (based on the dollar amount of purchases made) (the “Key Suppliers”) for each of (a) the twelve (12) month period ending December 31, 2022 and (b) the period beginning January 1, 2023 and ending on the Latest Balance Sheet Date. No Key Customer or Key Supplier has materially reduced or materially altered (in a manner adverse to the Acquired Companies) its relationship or the terms of its dealings with the Acquired Companies in the last 12 months. Since the Latest Balance Sheet Date, no Key Customer or Key Supplier has provided written notice, or to the Company’s Knowledge oral notice, that any such customer or such supplier plans to stop, cancel or otherwise terminate (including by way of non-renewal or expiration), materially modify, or materially decrease the amount of business done with an Acquired Company or materially alter the terms upon which it does business with an Acquired Company or to the effect that it has material quality issues with the Company Products or services provided by the Acquired Companies.
3.20.    Officers and Directors; Bank Accounts; Powers of Attorney.
3.20.1.    Schedule 3.20.1 lists all directors and officers of each of the Acquired Companies.

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3.20.2.    Except as set forth on Schedule 3.20.3, no Acquired Company has any outstanding power of attorney.
3.21.    Title to Properties; Condition and Sufficiency of Assets.
3.21.1.    The Acquired Companies have, and immediately after the Closing will have, good, valid and marketable title to all of the material personal, tangible properties and assets (i) reflected on the Latest Balance Sheet as being owned by the Acquired Companies or (ii) otherwise owned by the Acquired Companies, in each case free and clear of all Liens except for Permitted Liens, and in each case, excluding properties and assets sold or disposed of by the Acquired Companies since the Latest Balance Sheet Date in the ordinary course of business. Each Acquired Company has good, valid and enforceable leasehold interests in all property and assets that it purports to lease.
3.21.2.    There are no Contracts which relate to the Business and to which an Acquired Company is not a party.
3.21.3.    The material personal, tangible properties and assets (i) reflected on the Latest Balance Sheet as being owned by the Acquired Companies (excluding properties and assets sold or disposed of by the Acquired Companies since the Latest Balance Sheet Date in the ordinary course of business) or (ii) otherwise owned by the Acquired Companies and (iii) the leased tangible assets used by the Acquired Companies, have, in each case, no material defects, are in good condition and repair, have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of the same, ordinary wear and tear excepted), and are adequate and suitable for their present use in the ordinary course of business, in each case, ordinary wear and tear excepted.
3.21.4.    The assets of the Acquired Companies owned and leased by the Acquired Companies constitute all of the assets, rights, and properties required or necessary for the continued conduct of the Business as currently conducted.
3.22.    Products.
3.22.1.    Except as would not reasonably be expected to have a material and adverse effect on the Acquired Companies as a whole, in the last five (5) years, (i) each Company Product has been in material conformity with applicable contractual commitments and express and implied warranties, (ii) the Acquired Companies do not have any material liabilities or material obligations for replacement or repair thereof or other damages in connection therewith, other than any reserve for product and service warranty claims accrued on the Latest Balance Sheet, and (iii) no Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard warranties made available to Buyer or as indicated in the Material Contracts. The Company has Made Available to Buyer copies of the standard warranties of the Acquired Companies.
3.22.2.    There are no material liabilities arising from or, to the Company’s Knowledge, alleged to arise from any actual or alleged injury to persons, damage to property or other loss as a result of the ownership, possession or use of any Company Product.
3.22.3.    There is no, nor in the last three (3) years has there been any, Action by any Governmental Authority, or any other Person pending, or to the Company’s Knowledge, threatened, against an Acquired Company for the recall (including any voluntary recall), suspension, seizure or market-withdraw of or other similar corrective action with respect to any of the Company Products.
3.22.4.    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies (taken as a whole), in the last five (5) years, (i) all Offerings conform in all material respects with all applicable contractual commitments (including any applicable implied warranties that have not been disclaimed by the Acquired Companies)

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made with, and specifications provided to, customers by the Acquired Companies, all certification standards the Acquired Companies have indicated apply to the relevant Offerings, and any requirements of any Law, (ii) all Offerings are, and have been, free of any material defects, and (iii) there is no pending or threatened (or any known basis for any) Actions relating to any Offering for any alleged hazard or alleged defect in the design, manufacture, materials, or workmanship of any Offering, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Offering.
4.Representations and Warranties of the Sellers.
Except as provided in the applicable section of the Disclosure Schedules (and such other sections as expressly provided in Section 11.17), each Seller, solely as to itself, severally represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:
4.1.    Organization, Power and Standing. In the case of a Seller that is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Seller has the corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions.
4.2.    Authorization. This Agreement has been duly executed and delivered by such Seller and any other documents or agreements contemplated hereby (the “Seller Documents”) to which such Seller is a party have been or will be, duly executed and delivered by such Seller, and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitutes or will constitute its legal, valid and binding obligation, enforceable against such Seller in accordance with its terms except as may be limited by the Enforceability Exceptions.
4.3.    Title to Shares. Such Seller is the record and beneficial owner of and has good and valid title to the Shares set forth opposite such Seller’s name on Schedule 1, free and clear of any Liens, except as are imposed by applicable securities laws or the Organizational Documents of the Company.
4.4.    No Violation or Approval; Consents. Except as set forth in Schedule 4.4, neither the execution and delivery by such Seller of this Agreement nor the consummation by such Seller of the Contemplated Transactions will:
4.4.1.    require any consent, waiver, approval, Governmental Order or authorization of, or material filing with, any Governmental Authority, other than required filings under the HSR Act;
4.4.2.    result in a breach, violation or termination of, or acceleration of obligations under, or default under, or require the consent of any third party under, or give rise to the imposition of a Lien on the Shares owned by such Seller under, any Contract to which such Seller is party or Governmental Order to which such Seller is subject, except for such breaches, violations, terminations, accelerations, defaults, consents or Liens as would not prevent or impair or delay the ability of such Seller to consummate the Contemplated Transactions; or
4.4.3.    result in a material breach or violation of, or material default under, the Organizational Documents of such Seller.
5.Representations and Warranties of the Buyer.
The Buyer represents and warrants to the Sellers and the Company as follows:
5.1.    Organization. The Buyer is (a) a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has

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not had, and would not reasonably be expected to materially impair or delay the Buyer’s ability to consummate the Contemplated Transactions. The Buyer is a wholly owned direct subsidiary of Enpro Inc.
5.2.    Authorization. The Buyer has the limited liability company power and authority to execute and deliver this Agreement, the Escrow Agreement and the instruments required to be executed and delivered by it pursuant hereto, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Buyer has taken all limited liability company actions or proceedings required to be taken by or on the part of the Buyer to authorize and permit the execution and delivery by the Buyer of this Agreement, the Escrow Agreement and the instruments required to be executed and delivered by it pursuant hereto and the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the Contemplated Transactions. This Agreement has been (or in the case of the Escrow Agreement, will be) duly executed and delivered by the Buyer, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as may be limited by the Enforceability Exceptions.
5.3.    No Violation or Approval; Consents. Neither the execution and delivery by the Buyer of this Agreement nor the consummation by the Buyer of the Contemplated Transactions will:
5.3.1.    require the material consent, waiver, approval, order or authorization of, or material filing with, any Governmental Authority, other than required filings under the HSR Act and other than consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not reasonably be expected to prevent or materially impair or materially delay the ability of the Buyer to consummate the Contemplated Transactions;
5.3.2.    result in a material breach, violation or termination of, or acceleration of obligations under, or material default under, or require the consent of any third party under, any material Contract to which the Buyer is party or Governmental Order to which the Buyer is subject, except for such breaches, violations, terminations, accelerations, defaults or consents as would not reasonably be expected to prevent or materially impair or materially delay the ability of such Buyer to consummate the Contemplated Transactions; or
5.3.3.    result in a material breach or violation of, or material default under, the Organizational Documents of the Buyer.
5.4.    Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened in writing against the Buyer or any of its Affiliates or any of their properties, assets or businesses, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Contemplated Transactions.
5.5.    Available Funds; Solvency. The Buyer has, and as of the Closing will have, immediately available funds in an amount sufficient to (a) pay in cash all amounts payable pursuant to Section 2 and all fees and expenses of Buyer incurred in connection with the Contemplated Transactions and (b) provide adequate working capital to operate the Acquired Companies following the Closing. The Buyer acknowledges and agrees that its obligations under this Agreement, including its obligations to consummate the Closing, are not contingent upon its receipt of financing of any kind. The Buyer is, and assuming the accuracy of the representations and warranties of the Company and Sellers herein, after giving effect to the Contemplated Transactions will continue to be, Solvent.
5.6.    Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Buyer or any of its Affiliates other than fees (if any) that will be paid by the Buyer or its Affiliates and for which the Sellers and their Affiliates will have no responsibility to pay.
5.7.    Investment Intent. The Buyer is acquiring the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution of any part thereof. The Buyer acknowledges that the Shares and the sale thereof have not been registered under the Legal Requirements of any jurisdiction.

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5.8.    R&W Policy. Buyer has delivered to the Company and the Sellers’ Representative a true, accurate and complete copy of the binder agreement for the R&W Policy and the form of the R&W Policy. The binder agreement for the R&W Policy is in full force and effect and is an enforceable obligation of Buyer, and to the knowledge of Buyer, the insurer(s) party thereto, except as enforcement may be limited by the Enforceability Exceptions.
6.Conditions Precedent to the Obligations of the Buyer.
The obligation of the Buyer to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
6.1.    Representations and Warranties. The representations and warranties of the Company and the Sellers in this Agreement shall be true and correct at and as of the Closing (without giving effect to any materiality, Material Adverse Effect or similar qualification) with the same effect as though made at and as of such time, except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth above) only as of such date or period, that the Fundamental Representations will be true and correct as of the Closing in all respects, other than de minimis inaccuracies, and that the Specified Representations will be true and correct (without giving effect to any materiality, Material Adverse Effect or similar qualification) as of the Closing in all material respects.
6.2.    Performance of Obligations. The Company and the Sellers will have performed in all material respects all covenants and agreements required by this Agreement to be performed by the Company or the Sellers, respectively, at or prior to the Closing; provided that if the Company fails to satisfy its obligations under the first sentence of Section 8.7.3, the Buyer’s sole recourse under this Agreement will be to withhold pursuant to Section 2.8.
6.3.    Compliance Certificate. The Company will have delivered to the Buyer a certificate dated as of the Closing Date to the effect that each of the conditions specified above in Sections 6.1, 6.2 and 6.7 has been satisfied (the “Company Compliance Certificate”).
6.4.    Injunctions/Legal Requirements. No Governmental Authority will have enacted, issued or promulgated any Governmental Order that remains in effect, and has the effect of prohibiting the consummation of, the Closing and no such Governmental Order shall have been threatened by a Governmental Authority. No applicable Legal Requirement shall have been enacted, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Contemplated Transactions.
6.5.    HSR Act. All necessary filings pursuant to the HSR Act shall have been made and the applicable waiting periods thereunder shall have expired or been terminated.
6.6.    Escrow Agreement. The Buyer will have received a copy of the Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent.
6.7.    No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.
6.8.    Stock Certificates/Powers. The Buyer shall have received from each Seller, original stock certificates (or certificates of loss) evidencing the Shares held by such Seller, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and will all required stock transfer tax stamps, if any, affixed.
6.9.    Payoff Letters. In the event there exists Company Indebtedness for borrowed money to be repaid at Closing, Payoff letters with respect to such Company Indebtedness and, if applicable, any necessary UCC terminations or other releases, if any, as may be reasonable required to evidence the satisfaction and release of such Company Indebtedness and releases of any Liens on the assets or Equity Interests of the Acquired Companies or the Shares, as applicable.

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6.10.    Good Standings. A certificate of good standing of each Seller that is not an individual and of the Company, in each case, from the Secretary of State of its state of incorporation or organization.
6.11.    Secretary Certificate. A certificate of the Secretary (or other authorized officer) of the Company and each Seller that is not an individual, given by him or her on behalf of such Person, certifying as to its resolutions of the board of directors, managers, or managing member of such Person, as applicable, authorizing this Agreement and the other Company Documents or documents to be executed and delivered by such Person, and the transactions contemplated hereby and thereby, which resolutions shall remain in full force and effect as of the Closing Date.
Any condition specified in this Section 6 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by the Buyer if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing. No party to this Agreement may rely on the failure of any condition set forth in Section 6 or Section 7, as applicable, to be satisfied if such failure was caused by the breach by such Person of any of its representations, warranties, covenants or agreements contained in this Agreement or by such Person’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Contemplated Transactions.
7.Conditions Precedent to Obligations of the Sellers.
The obligation of the Sellers to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
7.1.    Representations and Warranties. The representations and warranties of the Buyer in this Agreement shall be true and correct at and as of the Closing with the same effect as though made at and as of such time, except where the failure to be true and correct would not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the Contemplated Transactions; provided, however, that representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth above) only as of such date or period.
7.2.    Performance of Obligations. The Buyer will have performed in all material respects all covenants and agreements required by this Agreement to be performed by the Buyer at or prior to the Closing.
7.3.    Compliance Certificate. The Buyer will have delivered to the Sellers’ Representative a certificate of the Buyer dated as of the Closing Date to the effect that each of the conditions specified above in Sections 7.1 and 7.2 has been satisfied.
7.4.    Injunctions. No Governmental Authority will have enacted, issued or promulgated any Governmental Order that remains in effect and has the effect of prohibiting the consummation of the Closing.
7.5.    HSR Act. All necessary filings pursuant to the HSR Act shall have been made and the applicable waiting periods thereunder shall have expired or been terminated.
7.6.    Escrow Agreement. The Sellers’ Representative will have received a copy of the Escrow Agreement, duly executed by the Buyer and the Escrow Agent.
Any condition specified in this Section 7 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by the Sellers if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing. No party to this Agreement may rely on the failure of any condition set forth in Section 6 or Section 7, as applicable, to be satisfied if such failure was caused by the breach by such Person of any of its representations, warranties, covenants or agreements contained in this Agreement or by such Person’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Contemplated Transactions.

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8.Covenants of the Parties.
8.1.    Access to Premises and Information. (a) From the date hereof until the Closing, or until the earlier termination of this Agreement in accordance with Section 10, upon reasonable notice from time to time, the Acquired Companies will permit the Buyer and its Representatives to have reasonable access during normal business hours and under the supervision of Company personnel to the records and books of account of the Acquired Companies (the “Records”) in possession of the Acquired Companies and to the employees (with the coordination and approval of Kevin Bates, not to be unreasonably withheld, conditioned or delayed) and premises of the Acquired Companies as such Person may reasonably request; provided, however, that such access to such information and furnishing of such information (i) will be conducted solely at the Buyer’s expense, the Buyer and its Representatives shall not unreasonably disrupt the personnel and operations of the Acquired Companies and any such access shall take into account restrictions imposed by the Acquired Companies as a result of the COVID-19 Pandemic, (ii) will not include any sampling or testing of soil, sediment, surface or ground water and/or building material and (iii) Buyer and its authorized agents and representatives shall not contact or otherwise communicate with the employees, customers or suppliers of the Acquired Companies, or any other Person having a business relationship with the Acquired Companies, unless, in each case, approved in advance in writing by the Sellers’ Representative, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Section 8.1, the Acquired Companies may withhold any document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement or undertaking with a third party, (b) that may constitute privileged attorney-client communications or attorney work product, (c) if the provision of access to such document (or portion thereof) or information, as determined by the Acquired Companies in good faith, on the advice of legal counsel would reasonably be expected to conflict with applicable Legal Requirements or (d) in connection with any dispute related to this Agreement and the Contemplated Transaction between Buyer or any of its Affiliates, on the one hand, and any Seller, the Sellers’ Representative, the Company or any of their respective Affiliates, on the other hand. All Records or other information made accessible pursuant to this Section 8.1 shall be subject to that certain confidentiality agreement between Enpro Industries, Inc. and William Blair & Company, L.L.C. on behalf of the Company, dated September 7, 2023 (the “Confidentiality Agreement”) and Buyer acknowledges and agrees that it will abide by the terms of such Confidentiality Agreement; provided that upon Closing, such Confidentiality Agreement shall terminate automatically. The Company shall inform Buyer if it is withholding any information pursuant to the foregoing exceptions and, if permitted by Legal Requirements, describe the information being so withheld. If requested by Buyer, the Company shall use commercially reasonable efforts to provide extracts or summaries of such protected information or otherwise provide such protected information in a manner that would not jeopardize the applicable protection or contravene the applicable contract or Legal Requirement; provided, however, that the foregoing will not apply in connection with any dispute between the parties related to this Agreement or the other Transaction Agreements.
8.2.    Conduct of Business Prior to Closing. From the date hereof until the Closing, or the earlier termination of this Agreement in accordance with Section 10, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and except (1) to the extent described on Schedule 8.2 or otherwise contemplated by this Agreement or (2) in the case of actions (including intentional inaction or cessation of actions) in response to the COVID-19 Pandemic, including to comply with any COVID-19 Measures, or to comply with applicable Legal Requirement or that are not reasonably expected to be material to the Acquired Companies, taken as a whole, the Acquired Companies will use commercially reasonable efforts to conduct the Business in the ordinary course of business in all material respects and will use commercially reasonable efforts to preserve substantially intact the business organizations, operations, material Intellectual Property, material assets and goodwill of the Business. Without limiting the generality or effect of the foregoing, from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 10, except (1) in the case of actions (including intentional inaction and cessation of actions) in response to the COVID-19 Pandemic, including to comply with COVID-19 Measures, or to comply with applicable Legal Requirements or that are not reasonably expected to be material to the Acquired Companies, taken as a whole, or (2) with the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed, and except to the extent described on Schedule 8.2 or otherwise contemplated by this Agreement, none of the Acquired Companies will take any of the following actions:

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8.2.1.    materially increase the compensation (including bonuses) payable on or after the date hereof to any director, manager or executive officer or any other employee with an annual salary in excess of $100,000 of an Acquired Company, except for increases in the ordinary course of business consistent with past practice or provided for in any Contracts or Company Plans in effect on the date hereof or as required by applicable Legal Requirements;
8.2.2.    issue, sell or otherwise dispose of any of its Equity Interests or grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests (other than as required upon exercise of Company Options granted under the Company Incentive Equity Plan);
8.2.3.    incur, assume, guarantee or otherwise become responsible for any Indebtedness for borrowed money, other than Indebtedness incurred in the ordinary course of business to meet working capital requirements or under the current credit facility of the Company and its Subsidiaries in accordance with the terms thereof;
8.2.4.    make any material changes in their methods of financial or tax accounting or financial or tax accounting practices (including with respect to reserves);
8.2.5.    amend any of their Organizational Documents;
8.2.6.    incur any capital expenditure or commitment for capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;
8.2.7.    acquire or dispose or transfer any business or material investment or any material assets, except for (i) sales or dispositions of inventory in the ordinary course of business or (ii) pursuant to existing Contracts Made Available to Buyer;
8.2.8.    declare, issue, make or pay any dividend or other distribution of assets to the Sellers, other than in cash (which in such case, may include redemption of shares held by the Sellers regardless of any other provisions in this Agreement);
8.2.9.    settle or affirmatively waive or cancel any claims, debts, or rights other than any settlement that contemplates only the payment of money in an amount not to excess of $100,000 individually or in the aggregate (without ongoing limits on the conduct or operation of the Business) and resulting in a full release of the claims against an Acquired Company giving rise thereto;
8.2.10.    adopt, materially amend or terminate any Company Plan, except in the ordinary course of business or as required by applicable Legal Requirements or the terms of any Contracts or Company Plans in effect on the date hereof;
8.2.11.    make (outside of the ordinary course of business consistent with past practice), change or revoke any Tax election, change any method of accounting for Tax purposes (unless otherwise required by Legal Requirement), amend any Tax Return, settle or compromise any audit or other litigation with respect to Taxes, extent or waive the statute of limitations with respect to Taxes (other than in connection with any valid extension of time to file Tax Returns) or waive any right to a refund of Taxes;
8.2.12    merge, combine or consolidate with any Person or acquire any third party or its business;
8.2.13.    other than in the ordinary course of business consistent with past practices, sell, assign, transfer, convey, license, covenant not to sue with respect to, lease, abandon, cancel, fail to maintain or prosecute, permit to lapse or expire, fail to renew, or otherwise dispose of any material Company Intellectual Property;
8.2.14.    mortgage or encumber any assets or properties (tangible or intangible);

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8.2.15.    enter into, amend, terminate or modify any Contracts with any Affiliate of the Acquired Companies or transfer any assets of the Acquired Companies (other than cash) to any Affiliate thereof, except for the termination of the McNally MSA and the Kirchnavy Consulting Agreement;
8.2.16.    hire or engage any employee or individual service provider, or otherwise enter into any employment or consulting agreement or arrangement with any new employee or individual service provider of the Acquired Companies or terminate any employee or individual service provider (other than for cause), in each case whose annual base compensation exceeds $100,000;
8.2.17.    except as required by Legal Requirements, recognize any labor union, works council, or other labor organization as the bargaining representative of any employees of the Acquired Company or enter into, modify or terminate any collective bargaining agreement or other Contract with a labor union, works council or other labor organization;
8.2.18.    implement or announce any employee layoffs affecting two (2) or more employees, excluding, for the avoidance of doubt, terminations of employment in the ordinary course for documented disciplinary or performance related reasons;
8.2.19.    adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar change in capitalization or dissolve or liquidate any Acquired Company;
8.2.20.     (A) terminate any Lease, (B) amend, modify, extend or renew any Lease, except in the ordinary course of business, or (C) enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, or purchase any real property;
8.2.21.    disclose material Trade Secrets contained in the Company Intellectual Property to any third party, other than in the ordinary course of business;
8.2.22.    (A) materially amend or otherwise materially modify any Material Contract in a manner adverse to the Acquired Companies (other than as a result of expiration), (B) voluntarily terminate any Material Contract, or waive any rights under any Material Contract in excess of $100,000, individually or in the aggregate, and in each case excluding purchase orders, (C) enter into a new distributor agreement or channel partner agreement or (D) waive any material default under, or release, settle or compromise any material claim in excess of $100,000 individually or in the aggregate, against an Acquired Company or liability or obligation in excess of $100,000, individually or in the aggregate, owing to an Acquired Company under any Material Contract; or
8.2.23.    agree or commit to do any of the things referred to elsewhere in this Section 8.2.
Other than the right to consent or withhold consent with respect to the foregoing matters (which consent will not be unreasonably withheld, conditioned or delayed), nothing contained in this Agreement will give to Buyer, directly or indirectly, any right to control or direct the operation of the Acquired Companies prior to the Closing. Notwithstanding anything to the contrary contained herein, during the period from the date hereof until the Closing, the Acquired Companies will be permitted to take actions as the Company deems reasonably necessary, upon consultation with the Buyer, to preserve the Business in response to the COVID-19 Pandemic or to comply with any COVID-19 Measures, or otherwise to comply with applicable Legal Requirements.
8.3.    Confidentiality.
8.3.1.    Confidentiality Agreement. The Confidentiality Agreement shall remain in effect until the Closing, at which point it shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Closing, from and after the Closing, subject to Section 8.3.2 the Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not use or disclose information that Buyer would reasonably expect would be

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confidential and proprietary concerning the Sellers, Sellers’ Representative or their Affiliates (other than the Acquired Companies) furnished to the Buyer or its Affiliates or its or their respective Representatives in connection with the Contemplated Transactions except to the extent that such information (a) is or becomes in the public domain other than as a result of disclosure by Buyer or its Affiliates or its or their Representatives in violation of this Agreement, (b) later becomes lawfully acquired by Buyer from sources not known to Buyer to be subject to an obligation of confidentiality to Sellers or (c) was or is independently developed by Buyer without reference to any such confidential documents or information. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms.
8.3.2.    Announcements. Any public announcements, reports, statements, press releases or other statements by any Party or any of its Affiliates regarding the Contemplated Transactions must be approved in advance (as to form, content, timing and manner of distribution) by each of the Buyer and the Sellers’ Representative; provided, however, that such approval shall not be unreasonably withheld, conditioned or delayed and provided, further, that (a) following Closing, any Party may disclose customary information regarding the Contemplated Transactions to their investors and potential investors in connection with fundraising and reporting activities, in each case, to the extent such information is subject to customary confidentiality obligations and (b) any Party may make a filing to the extent required by applicable securities laws, other Legal Requirements or the rules of any stock exchange, provided further, however, that the Party required to make such filing shall provide a copy to the other Party, and afford such other Party reasonable opportunity in advance of such filing to review and comment upon the form and substance of such filing. Following the Closing, McNally Capital, LLC shall be permitted to continue listing the Company as a former portfolio company, which may be accompanied by the logo of the Company and a link to the Company website.
8.4.    Preparation for Closing. Subject to the terms and conditions hereof, each of the Sellers, the Company and the Buyer agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate the Contemplated Transactions as promptly as practicable, including preparing and filing as promptly as practicable with the applicable Governmental Authorities all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Contemplated Transactions. In furtherance (and not in limitation) of the foregoing:
8.4.1    Antitrust Matters. Each of the Company and the Buyer agrees to file all appropriate notifications and filings pursuant to the HSR Act or any other applicable antitrust or competition laws with respect to the Contemplated Transactions in the most expeditious manner practicable, but in any event within five (5) Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested of such Party by the relevant Governmental Authorities in connection with the HSR Act or any other applicable antitrust or competition laws. The Buyer shall pay 100% of the filing fees associated with the HSR filings and any other applicable antitrust or competition laws (the “HSR Fee”) ; provided that fifty percent (50%) of such HSR Fee shall be treated as a Transaction Expense in connection with the Closing. Each of the Company and the Buyer shall furnish to the other party such necessary information, documents and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary or advisable under the HSR Act or any applicable antitrust law. Each of the Company and the Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any United States or other governmental antitrust authority in connection with the Contemplated Transactions unless it (i) consults with the other Party in advance, if at all possible, and (ii) to the extent not prohibited by such governmental antitrust authority, gives the other Party the opportunity to attend and participate. The Company and the Buyer will permit each other to review in advance of any proposed material written communications to any such governmental antitrust authorities, with the exception of the initial notification filings under the HSR Act, and incorporate the other Party’s reasonable comments and will supply each other with copies of all correspondence, filings or communications with governmental antitrust authorities, with respect to the Contemplated Transactions; provided, however, that to the extent any of the documents or

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information are commercially or competitively sensitive, the Company or the Buyer, as the case may be, may satisfy its obligations by providing such documents or information to the other Party’s outside antitrust counsel, with the understanding that such antitrust counsel shall not share such documents and information with its client. Each Party further agrees that it will not extend any waiting period under the HSR Act or other applicable law, or enter into any agreement with the FTC, the DOJ, any other Governmental Authority, or any other party to delay or not to consummate the Contemplated Transactions, except with the prior written consent of the other Party.
8.4.2.    Other Transactions. Each of Buyer and its Affiliates, on the one hand, and the Company and its Affiliates, on the other, shall not enter into any transaction, or any contractual arrangement or other agreement, whether oral or written, to effect any transaction (including any merger or acquisition) that would materially impair or materially delay, the ability to: (a) obtain the expiration or termination of the waiting period under the HSR Act, (b) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the Contemplated Transactions or (c) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the Contemplated Transactions.
8.4.3.    Third Party Consents. Each of the Buyer and the Company shall cooperate with one another (a) in determining whether any actions, consents, approvals or waivers are required to be obtained from third parties to any Leases or Material Contracts, in connection with the consummation of the Contemplated Transactions and (b) in taking such actions, furnishing information required in connection therewith and seeking to obtain in a timely manner any such actions, consents, approvals or waivers; provided, that nothing in this Agreement shall obligate or be construed to obligate the Sellers, Sellers’ Representative or the Acquired Companies to (i) make or cause to be made any payment or concession to any third party in order to obtain any such action, consent, approval or waiver under any Lease or Material Contract or (ii) actually obtain any such action, consent, approval or waiver prior to the Closing.
8.5.    Business Records. The Buyer acknowledges that the Sellers may from time to time from and after the Closing require access to certain books and records of the Acquired Companies related to periods prior to the Closing Date, and agrees that as long as there is a legitimate purpose such as in the event of an audit by the Internal Revenue Service or other Taxing Authority or for financial reporting obligations, upon reasonable prior notice, it will, and will ensure that the Acquired Companies will, during normal business hours, provide the Sellers, the Sellers’ Representative and their respective Representatives at the Sellers’ expense with either access to or copies of such books and records; provided, that nothing in this Section 8.5 will entitle Sellers to unreasonably interfere with the business, operations or personnel of Buyer or the Acquired Companies and will not apply in connection with any dispute between the parties related to this Agreement or the Contemplated Transactions. Notwithstanding anything herein to the contrary, in no event shall the Buyer or the Acquired Companies be required to disclose or provide access to any information to the extent not permitted by applicable Legal Requirements or contractual obligations or if so disclosing would be reasonably likely to impair the attorney-client privilege or other legal privilege; provided that the Buyer will inform Sellers if it is withholding any information pursuant to such exceptions and if permitted by Legal Requirements, describe the information so being withheld. If Buyer or any Acquired Company shall desire to dispose of any such Records prior to the seventh (7th) anniversary of the Closing Date, the Company shall, prior to any such disposition, notify the Sellers’ Representative in writing and provide to the Sellers’ Representative (or, if applicable, its designee) and its Representatives a reasonable opportunity, at the Sellers’ expense, to make copies of or remove such Records.
8.6.    Directors and Officers Indemnification and Insurance.
8.6.1.    The Company agrees and agrees to cause its Subsidiaries to agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date, that now exist in favor of any Person who prior to or on the Closing Date is or was a current or former director,

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manager, officer or employee of an Acquired Company (each a “D&O Indemnified Person”), including as provided in the Organizational Documents of an Acquired Company, or in any agreement between a D&O Indemnified Person and an Acquired Company listed on Schedule 8.6 hereto (an “Indemnity Agreement”), will survive the Closing and will continue in full force and effect for the six (6) year period following the Closing Date. In furtherance (and not in limitation of) the foregoing, for the six (6) year period following the Closing Date, the Company will cause the Acquired Companies to, and the Acquired Companies will (i) maintain in the Organizational Documents of each of the Acquired Companies provisions with respect to indemnification, advancement of expenses and exculpation from liability that in each such respect are at least as favorable to each D&O Indemnified Person as those contained in each Acquired Company’s respective Organizational Documents, as applicable, as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person and (ii) cause each Indemnity Agreement to continue in existence without termination, revocation, amendment or other modification (other than any expiration by its terms) that would adversely affect the rights thereunder of any D&O Indemnified Person.
8.6.2.    On or before the Closing Date, in any case at the Sellers’ sole expense, the Buyer shall, or shall cause the Acquired Companies to, purchase and maintain in effect beginning on the Closing and for a period of six (6) years thereafter without any lapses in coverage, a “runoff” or “tail” policy (or policies) providing directors’ and officers’ liability insurance coverage, employment practices liability coverage and fiduciary liability coverage for the benefit of those Persons who are covered by any Acquired Company’s directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing (a “D&O Tail Policy”). Such policy (or policies) shall (i) be on terms with respect to coverage, retentions, amounts and other material terms at least as favorable to such D&O Indemnified Persons as those of such policies in effect on the date hereof and (ii) prior to any such purchase, shall be subject to the Sellers’ Representative’s prior consent (not to be unreasonably withheld, conditioned or delayed).
8.6.3.    If any Acquired Company (or any of its successors or assigns) (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, the Company will cause proper provision to be made so that such other Person fully assumes the obligations set forth in this Section 8.6.
8.6.4.    The provisions of this Section 8.6 shall survive the Closing. This Section 8.6 shall be for the irrevocable benefit of, and shall be enforceable by, each D&O Indemnified Person and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person shall be an express intended third party beneficiary of this Agreement for such purposes. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 8.6 shall not be terminated, revoked, modified or amended in any way so as to adversely affect any Person referred to in the second sentence of this Section 8.6.4 without the written consent of such Person.
8.7.    Tax Matters.
8.7.1.    Transfer Taxes. The Buyer shall be responsible for all Transfer Taxes and shall timely file all Tax Returns required to be filed with respect to any such Transfer Taxes.
8.7.2.    Negative Tax Covenant. Unless first consented to in writing by the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent such action could not affect the amounts the Sellers are entitled to receive under this Agreement and, with respect to clause (b) and/or (c) below, will not increase the amount of any distribution completed by the Company in any Pre-Closing Tax Period that is classified as a “dividend” under Section 301(c)(1) of the Code, Buyer shall not, and shall cause the Acquired

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Companies not to, (a) make or change any Tax election of the Acquired Companies that affects or has retroactive effect to any Pre-Closing Tax Period, (b) amend any Tax Return for a Pre-Closing Tax Period or file a Tax Return for a Pre-Closing Tax period inconsistent with the past practice of the applicable Acquired Company, (c) settle or compromise any audit or other Action with respect to Taxes of the Acquired Companies for any Pre-Closing Tax Period or (d) voluntarily approach a Taxing Authority, or initiate or enter into any voluntary disclosure agreement or similar or analogous program with a Taxing Authority, regarding Taxes or Tax Returns for a Pre-Closing Tax Period, collectively, except as required by or in accordance with applicable law.
8.7.3.    Tax Certificates. At or prior to the Closing, the Company shall deliver to the Buyer a certificate and notice from the Company, dated as of the Closing Date, complying with the provisions of Treasury Regulations Section 1.1445-2(c)(3). Within thirty (30) days following the Closing Date, the Buyer shall provide a copy of proof of mailing to the IRS of a notice satisfying the requirement of Treasury Regulations Section 1.897-2(h)(2).
8.7.4.    No Code Section 338 Election. The Buyer shall not make, or permit to be made, any election under Section 338 of the Code or any similar provision of state, local, or non-U.S. Tax law with respect to the Contemplated Transactions.
8.7.5.    Cooperation and Tax Record Retention. Each party shall promptly furnish to the other party such information reasonably requested with respect to Tax matters relating to the Acquired Companies for any taxable period beginning before the Closing Date, including by providing access to relevant books and records and making employees of the relevant parties (including as applicable, the Sellers’, Buyer and the Acquired Companies) available to provide additional information and explanation of any materials provided hereunder. Each Party shall further fully cooperate in connection with the preparation of any Tax Returns pursuant to this Section 8.7 or in connection with any Pre-Closing Tax Audit. Notwithstanding anything else contained herein to the contrary, the Buyer shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.
8.7.6.    Straddle Period. For all purposes of this Agreement, including the calculation of Accrued Income Taxes, in the case of any Straddle Period, (i) the amount of any Taxes based on or measured by income, receipts, sales, activities, events, proceeds, profits or similar items for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, provided, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) will be apportioned on a daily basis; and (ii) the amount of other Taxes (such as real estate or ad valorem Taxes) (and refunds relating thereto) for the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax (or refund relating thereto, as applicable) for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
8.7.7.    Tax Returns.
(a)Buyer shall prepare, or cause to be prepared, at its expense, all U.S. federal and state Income Tax Returns of the Acquired Companies for the Pre-Closing Tax Period ending on the Closing Date (“Buyer Tax Returns”). Buyer Tax Returns shall be prepared consistent with the past practice of the applicable Acquired Company and the Intended Tax Treatment, and in accordance with Section 8.7.7(b) except as required by applicable law. At least thirty (30) days prior to the due date (taking into account any extensions) of any Buyer Tax Return, Buyer shall provide a draft of such Buyer Tax Return to the Sellers’ Representative for the Sellers’ Representative’s review and comment, and shall accept any reasonable comments to such Tax Returns that are provided by the Sellers’ Representative to the extent such comments are in accordance

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with the Intended Tax Treatment or the past practice of the applicable Acquired Company unless otherwise required by applicable law. Buyer shall timely file all Buyer Tax Returns.
(b)With respect to the preparation of Buyer Tax Returns and the determination of Accrued Income Taxes, the parties agree that, to the extent permitted by Legal Requirement, all Tax deductions (including all Transaction Tax Deductions, to the extent such Transaction Tax Deductions are “more likely than not” deductible in such Tax period) which any Acquired Company is entitled to take by Legal Requirement on or before the Closing Date will be included as deductions on the Income Tax Returns of the Acquired Companies for the Pre Closing Tax Period that ends on the Closing Date. Buyer shall cause the Acquired Companies to make an election under Revenue Procedure 2011-29, 2011-18 IRB (and analogous state or local Tax procedure), to treat 70% of any success-based fees that were paid by or on behalf of the Acquired Companies as an amount that did not facilitate the transactions contemplated under this Agreement; provided that this obligation shall terminate following the final determination of the Closing Statement.
8.7.8    Tax Treatment. The Parties agree that, (i) the Buyer shall cause the Company and each other Acquired Company eligible to do so to (a) (x) join a “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h)) of which the Buyer or a direct or indirect owner of the Buyer is the common parent effective as of the beginning of the date following the Closing Date and (b) Buyer shall not make election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) with respect to any Acquired Company, and (b) to the extent permitted by applicable law, treat the Closing Date as the last date of a taxable period of the Company and each such Acquired Company, (ii) none of the cash consideration received by any Seller with respect to such Seller’s Shares that are being transferred to Buyer pursuant to the transactions contemplated by this Agreement will be treated as a consideration received from the “redemption of stock” within the meaning of Section 317(b) of the Code and (iii) any amount payable pursuant to Section 2.6.5 shall be treated as an adjustment to the purchase price for Tax purposes, except with respect to any amounts treated as imputed interest under Section 483 of the Code (each and collectively, the “Intended Tax Treatment”). Each Party agrees that neither it nor any of its Affiliates shall (x) file any Tax Return in a manner that is inconsistent with the Intended Tax Treatment or (y) take any position inconsistent therewith.
8.8.    Further Assurances. Subject to the terms and conditions of this Agreement, the Sellers and the Buyer, upon the request of the other from time to time after the Closing, and at the expense of the requesting party but without further consideration, shall sign such documents and take such actions as may be necessary or otherwise reasonably requested to effect, or make more fully effective, the consummation of the Contemplated Transactions.
8.9.    R&W Policy. Buyer shall pay (and timely satisfy) all of the costs, premiums, underwriting fees, surplus lines Taxes and fees and any other expenses charged by the insurer or insurance broker for the R&W Policy at Closing. Buyer shall cause any such R&W Policy to expressly provide that the insurer writing such policy shall not pursue any subrogation rights against the Company, the Sellers, Sellers’ Representative or any of their respective Affiliates and/or any of their respective equity holders, officers, directors, managers, employees, agents, advisors or representatives under this Agreement, other than in the event of Fraud by such Person (and each such Person shall be an intended third party beneficiary of such provision). Buyer shall not amend, modify or otherwise change, terminate or waive CONDITION 12 of the R&W Policy in any manner that would be adverse to any of the Company, the Sellers, Sellers’ Representative or any of their respective Affiliates and/or any of their respective equity holders, officers, directors, managers, employees, agents, advisors or representatives under this Agreement without the prior written consent of the Sellers’ Representative.
8.10.    Exclusivity. The Sellers and the Company agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, that neither the Sellers nor the Company shall, and each such Person shall take all reasonable action necessary to ensure that none of its Subsidiaries or any of its Affiliates shall, (a) solicit, initiate, or accept any proposal or offer that

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constitutes an Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any other Person any confidential information with respect to, any proposal that constitutes an Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal by a third party other than the Buyer or any of its Affiliates for any of the following (other than the Contemplated Transactions): (i) any direct or indirect acquisition or purchase of all or a substantial part of the capital stock or other Equity Interest of any Acquired Company or all or a substantial part of the assets of the Acquired Companies (other than inventory to be sold in the ordinary course of business), (ii) any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) any recapitalization or reorganization involving the Company or any of its Subsidiaries.
8.11.    280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code), then, the applicable Acquired Company will, (i) use commercially reasonable efforts to solicit from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), and (ii) with respect to each individual who agrees to the waiver described in clause (i), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, the right of any such “disqualified individual” to receive the Waived 280G Benefits. Buyer shall reasonably cooperate with the Company in connection with the determination of any parachute payments subject to this Section 8.11, including by providing the Company with material information in Buyer’s possession relevant to such payments (including copies of any go-forward employment, incentive, equity, or other agreements) no later than ten (10) Business Days prior to the Closing.  Neither the Company nor any of its Affiliates will be deemed to be in breach of this Section 8.11 to the extent that the vote described in this Section 8.11 does not meet the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder solely due to Buyer’s breach of the immediately preceding sentence.
8.12.    Good Standings Etc. At or prior to the Closing, the Company shall deliver to the Buyer a certificate of good standing of each of the Subsidiaries of the Company from the Secretary of State of its state of incorporation certified by the Secretary of State of its state of incorporation or organization, in each case dated as of a date not more than 10 days prior to the Closing Date.
8.13.    Resignations. At or prior to the Closing, the Company shall deliver to the Buyer the resignations of each member of the Board of Directors and each officer set forth on Schedule 8.13, executed by each such Person, or evidence of their removal in accordance with the Organizational Documents of the applicable Acquired Company.
8.14.    Shareholders Agreement. In connection with the Contemplated Transactions, the Sellers and the Company agree that the Amended and Restated Shareholders Agreement, dated December 22, 2018 (the “Shareholders Agreement”), shall be terminated and of no further force and effect upon the consummation of the Closing.
8.15.    Tax Documents. At or prior to the Closing, each Seller and the Sellers’ Representative shall deliver a complete and valid W-9, in form and substance reasonably satisfactory to the Buyer; provided, that the Buyer’s sole recourse from any Seller’s failure to provide a valid W-9 pursuant to this Section 8.15 will be for the Buyer to withhold amounts otherwise payable to such Seller in accordance with Section 2.8 of this Agreement.
9.Survival.
9.1.    Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) all covenants to be performed prior to Closing and all representations and warranties, in each case, contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall terminate effective as of the Closing and shall not survive the Closing for any purpose and there shall be no liability (except in the case of Fraud as defined herein) or obligation of any kind in respect thereof following the Closing, and (b) the covenants and agreements of the Parties hereto

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in this Agreement to be performed at or following the Closing, including as set forth in Section 2 and Section 8.6, shall survive the Closing in accordance with their respective terms, and only for such period as shall be required for the Party required to perform under such covenant or agreement in accordance with and as limited by the terms of such covenant or agreement, plus an additional 60 days.
9.2.    No Other Representations. None of the Sellers nor the Acquired Companies are making nor have authorized any Person to make any representation or warranty of any kind or nature expressed or implied other than as expressly set forth in Section 3 and Section 4 of this Agreement (each as qualified by the Disclosure Schedules) and the certificate delivered pursuant to Section 6.3. The Buyer acknowledges, covenants and agrees that it (a) has conducted to its own satisfaction its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business, the Acquired Companies and the Contemplated Transactions, and (b) has been furnished with or given adequate access to such information about the Business and the Acquired Companies as it has requested. Notwithstanding anything to the contrary expressed or implied in this Agreement, the Buyer acknowledges, covenants and agrees that (i) other than the respective representations and warranties that are expressly set forth in Section 3 and Section 4 of this Agreement (each as qualified by the Disclosure Schedules) and the certificate delivered pursuant to Section 6.3, none of the Sellers nor any of the Acquired Companies, any of the Nonparty Affiliates or any other Person has made or shall be deemed to have made or provided, and the Buyer has not relied on, any representation, warranty, covenant, communication, information or agreement, express or implied, with respect to the Sellers, the Acquired Companies, the Business, the subject matter of this Agreement or the Contemplated Transactions, or the accuracy or completeness of any communication or information furnished or made available to the Buyer and its Representatives (the “Disclaimed Information”), and (ii) without limiting the generality of clause (i) of this Section 9.2, none of the Sellers, Sellers’ Representative, any of the Acquired Companies or any of the Nonparty Affiliates shall have or be subject to any liability to the Buyer or any other Person resulting from or in connection with the access by, or dissemination to, the Buyer or any of its Representatives or any other Person, or the use by the Buyer or any of its Representatives or any other Person, of any Disclaimed Information, or resulting from or in connection with any inaccuracy or omission in relation to such Disclaimed Information, including any information, documents or material made available to the Buyer or any of its Representatives or any other Person in any “data room”, management presentation or in any other form in connection with or expectation of the negotiation of and entry into this Agreement or the Contemplated Transactions, or otherwise relating to the operation of the Acquired Companies prior to the Closing or the relationship of any of the Sellers with any of the Acquired Companies prior to the Closing. The Buyer acknowledges, covenants and agrees that the representations and warranties of the Company expressly set forth in Section 3 and Sellers expressly set forth in Section 4 (each as qualified by the Disclosure Schedules) and in the certificate delivered pursuant to Section 6.3 constitute the sole and exclusive representations and warranties made to Buyer in connection with the Contemplated Transactions, and Buyer has not relied on any other representations and warranties. Except as expressly set forth in the representations and warranties in Section 3 and Section 4 of this Agreement (each as qualified by the Disclosure Schedules) and the certificate delivered pursuant to Section 6.3, the condition of the assets of the Acquired Companies shall be “as is” and “where is” and none of the Sellers, the Sellers’ Representative nor any of the Acquired Companies makes any warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the assets of any of the Acquired Companies or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent.
9.3.    Release.
9.3.1.    Effective as of the Closing Date, each of Sellers other than the Restricted Persons (each a “Seller Releasor”), on behalf of itself and its controlled Affiliates (excluding the Acquired Companies and any direct or indirect portfolio company of any investment funds managed or advised by such Seller Releasor other than the Acquired Companies), legal representatives, successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by applicable Legal Requirement, including by contractually shortening any applicable statute of limitations, each of the Acquired Companies, and each of their respective past, present or future officers, managers, directors, shareholders, direct and indirect equityholders, partners, members, in each case other than Buyer, employees, counsel, agents and other representatives (excluding Buyer, each a “Seller Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and

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description whatsoever (collectively “Claims”) which such Seller Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have on or prior to the Closing, in each case related to the Acquired Companies, the Business, or any ownership interest in the Company. Each Seller Releasor agrees not to, and agrees to cause its respective Affiliates and subsidiaries not to, assert any Claim related to the Acquired Companies, the Business, or any ownership interest in the Company, against the Seller Releasees. Notwithstanding the foregoing, (i) each Seller Releasor who is or was an officer, director or employee of the Acquired Companies, and such Person’s heirs, legal representatives, successors and assigns do not release any rights to indemnity as described in Section 8.6 or any other rights to indemnification or insurance coverage from the Acquired Companies under the articles of incorporation or bylaws of such Acquired Companies and (ii) each Seller Releasor who is or was an employee of the Acquired Companies and such Person’s heirs, legal representatives, successors and assigns do not release any rights related to accrued but unpaid compensation or benefits owing to such Person in his or her capacity as an employee of the Acquired Companies or any accrued but unpaid benefits owed to such Person as an employee under a Company Plan to the extent such benefits have accrued prior to Closing in the ordinary course of business.
9.3.2.    Effective as of the Closing Date, each of Buyer and the Acquired Companies (each a “Buyer Releasor”), on behalf of itself and its controlled Affiliates, legal representatives, successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by applicable Legal Requirement, including by contractually shortening any applicable statute of limitations, each of the Sellers, the Sellers’ Representative, and each of their respective past, present or future officers, managers, directors, shareholders, direct and indirect equityholders, partners, members, Affiliates, employees, counsel, agents and other representatives (each a “Buyer Releasee”) of, from and against any and all Claims which such Buyer Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever on or prior to the Closing Date, in each case related to the Acquired Companies, the Business, or any ownership interest in the Company (the “Released Claims”). Each Buyer Releasor agrees not to, and agrees to cause its respective controlled Affiliates and subsidiaries not to, assert any Claim against the Buyer Released Parties regarding the Released Claims. Notwithstanding the foregoing, each Buyer Releasor and its respective heirs, legal representatives, successors and assigns do not release their rights and interests (a) under the terms of this Agreement (including with respect to Fraud), (b) any employment agreements (but only for the periods following the Closing) and the other documents, agreements and certificates executed in connection with the consummation of the transactions contemplated by this Agreement, and (c) any Actions in connection with or arising out of the transactions contemplated by this Agreement, the Ancillary Agreements, any employment agreements and the other documents and agreements executed in connection with the consummation of the transactions contemplated by this Agreement, in each case that are permitted by the terms of such agreements.
9.3.3.    In addition, each Buyer Releasor and Seller Releasor specifically waives the benefit of any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code section 1542, as well as the rights and benefits conferred by California Civil Code section 1542 itself, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
9.3.4.    Nothing contained in this Agreement shall be construed to prohibit a Seller Releasor who is an individual service provider to the Acquired Companies from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal

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Employment Opportunity Commission or a comparable state or local agency; provided, however, that each Seller Releasor hereby agrees to waive his or her right to recover monetary damages or other personal relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by such Buyer Releasor or by anyone else on his or her behalf.
9.4.    Certain Acknowledgments.
9.4.1.    Each Buyer Releasor and Seller Releasor understands and acknowledges the significance and consequence of the specific waiver in Section 9.3. Each Buyer Releasor and Seller Releasor acknowledges that it has received or has had the opportunity to receive independent legal advice from its attorneys regarding this waiver, and each Buyer Releasor and Seller Releasor hereby assumes full responsibility for any damages, loss or liability which it may hereunder incur by reason of such waiver.
9.4.2.    Each Buyer Releasor and Seller Releasor acknowledges and agrees that the agreements contained in this Section 9 are an integral part of the transactions contemplated by this Agreement and that without these agreements set forth in this Section 9, the other parties hereto would not enter into this Agreement or otherwise agree to consummate the Contemplated Transactions.
10.Termination.
10.1.    Termination. The Parties may not terminate this Agreement other than as follows:
10.1.1.    This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Buyer and the Sellers’ Representative.
10.1.2.    The Buyer may terminate this Agreement by delivering written notice to the Sellers’ Representative at any time prior to the Closing in the event (a) any Seller or the Company is in material breach of any covenant, representation or warranty contained in this Agreement, (b) the Buyer has notified the Sellers’ Representative of the breach in writing, (c) such breach would result in the failure of any condition set forth in Section 6.1 or 6.2 and (d) such breach is incapable of cure or has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.2 if the Buyer is then in material breach of this Agreement in a manner that would result in the failure of any condition set forth in Section 7.1 or 7.2 or has otherwise breached this Agreement in a manner that caused or resulted in the claimed breach by the Sellers or the Company.
10.1.3.    The Sellers’ Representative may terminate this Agreement by delivering written notice to the Buyer at any time prior to the Closing in the event (a) the Buyer is in material breach of any covenant, representation or warranty contained in this Agreement, (b) the Sellers’ Representative has notified the Buyer of the breach in writing, (c) such breach would result in the failure of any condition set forth in Section 7.1 or 7.2 and (d) such breach is incapable of cure or has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that the Sellers’ Representative shall not have the right to terminate this Agreement pursuant to this Section 10.1.3 if any of the Sellers or the Company is then in material breach of this Agreement in a manner that would result in the failure of any condition set forth in Section 6.1 or 6.2 or has otherwise breached this Agreement in a manner that caused or resulted in the claimed breach by Buyer.
10.1.4.    The Buyer, on the one hand, or the Sellers’ Representative, on the other hand, may terminate this Agreement by providing written notice to the other at any time on or after March 22, 2024 (the “Expiration Date”), if the Closing shall not have occurred by the Expiration Date; provided, that (a) the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.4 if the Company or the Sellers’ Representative is pursuing specific performance of the Buyer’s obligations hereunder and (b) neither Party shall have the right to terminate this Agreement pursuant to this Section 10.1.4 if that Party’s breach of any provision of

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this Agreement has caused or resulted in the failure of the Contemplated Transactions to be consummated by the Expiration Date.
10.1.5.    Either the Buyer, on the one hand, or the Sellers’ Representative, on the other hand, may terminate this Agreement by delivering written notice to the other if any Governmental Authority issues a Governmental Order permanently enjoining or prohibiting the Contemplated Transactions and such Governmental Order shall have become final and non-appealable; provided, that the Party seeking to terminate pursuant to this Section 10.1.5 (or, in the case where the Sellers’ Representative is seeking to terminate, the Company) fully complied with its obligations under Section 8.4.
10.1.6.    The Sellers’ Representative may terminate this Agreement by delivering written notice to the Buyer at any time prior to the Closing in the event that the conditions set forth in Section 6 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), the Sellers’ Representative has confirmed that the Sellers and the Company are prepared to consummate the Closing and the Buyer fails to complete the Closing on the date the Closing should have occurred pursuant to Section 2.3 (a “Buyer Failure to Close”); provided that, no such termination shall be effective until the third Business Day following the delivery of such written notice to Buyer and such termination shall not be effective if prior to such date Buyer consummates the Closing.
The Party seeking to terminate this Agreement pursuant to Sections 10.1.2, 10.1.3, 10.1.4, 10.1.5 or 10.1.6 will give written notice of such termination to the Buyer, or the Sellers’ Representative, on behalf of the Sellers, as applicable.
10.2.    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all rights and obligations of the Parties hereunder will terminate without any liability of any Party; provided, however, that (a) the rights and obligations of the Parties under Section 8.3 (Confidentiality), this Section 10.2 (Effect of Termination), Section 1 (Definitions) and Section 11 (Miscellaneous), and the Confidentiality Agreement, will, in each case, survive termination of this Agreement and remain valid and binding obligations of the Parties, and (b) nothing herein will relieve any Party to this Agreement from liability for any material breach of any covenant or agreement contained herein occurring prior to termination (including any failure by a Party to consummate the Closing on the date the Closing should have occurred pursuant to Section 2.3).
11.Miscellaneous.
11.1.    Notices. All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by personal delivery, nationally recognized overnight courier or by e-mail. Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) upon personal delivery, (b) one (1) Business Day following the date sent when sent by courier delivery or (c) upon confirmation of receipt when sent by e-mail, in each case, addressed as follows:

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If to any Seller or, prior to the Closing, the Company, to the Sellers’ Representative, to:

McNally Capital – AMI SPV, LLC
c/o McNally Capital, LLC
151 N. Franklin Street, Suite 2650
Chicago, IL 60606
Attention: Ward McNally; Adam Lerner
Email: Ward@mcnallycapital.com; alerner@mcnallycapital.com

with a copy (which will not constitute notice) to:
Ropes & Gray LLP
191 N. Wacker Drive, 32nd Floor
Chicago, IL 60606
Attention: Neill Jakobe; Tim Castelli
Email: neill.jakobe@ropesgray.com
timothy.castelli@ropesgray.com

If to the Buyer, or, after the Closing, to the Company, to:

EnPro Holdings, Inc.
c/o Enpro Inc.
5605 Carnegie Blvd, Suite 500
Charlotte, NC 28209
Attention: Gary Sharp and Ellick Clark
Email: gary.sharp@enpro.com and Ellick.clark@enpro.com
with a copy (which will not constitute notice) to: Robinson Bradshaw & Hinson, PA 101 North Tryon Street, Suite 1900 Charlotte, NC 28246 Attention: Kelly Luongo Loving Email: kloving@robinsonbradshaw.com

Any Party may change the address or addressee to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other Parties notice in the manner herein set forth.
11.2.    Provisions Concerning Sellers’ Representative.
11.2.1.    Appointment. Each Seller hereby irrevocably appoints the Sellers’ Representative to serve (and the Buyer hereby acknowledges that the Sellers’ Representative will serve) as the exclusive agent, proxy and attorney-in-fact for such Seller for all purposes under this Agreement, the Escrow Agreement and any ancillary agreement (including full power and authority to act on behalf of such Seller).
11.2.2.    Duties. Without limiting the generality of the foregoing appointment, the Sellers’ Representative is authorized and empowered to:
(a)in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Seller necessary or desirable to effectuate the Closing and consummate the Contemplated Transactions;
(b)enter into and, if appropriate in its sole discretion, amend the Escrow Agreement on behalf of the Sellers;
(c)execute and deliver, should it elect to do so in its sole discretion, on behalf of each Seller, any amendment to this Agreement so long as the express terms of such amendment do not adversely and disproportionately affect the rights or obligations of any Seller as compared to any other Sellers, and in the case of any such effect on a Seller or Sellers, the Seller or Sellers so adversely and disproportionately affected, must provide their prior written consent for any such action to be taken;
(d)take such action as it may deem appropriate in connection with any disputes with Buyer pursuant to this Agreement or any of the Contemplated Transactions;
(e)take such action as it may deem appropriate in connection with the defense, pursuit or settlement of any determinations relating to Cash on Hand, Company

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Indebtedness, Transaction Expenses and Working Capital in accordance with Section 2.6 and consent to the disbursement by the Escrow Agent of payments from the Adjustment Escrow Funds in connection therewith and the disbursement by the Escrow Agent of the Retention Escrow Funds;
(f)engage and employ, on behalf of the Sellers, agents and representatives (including legal counsel and other professionals) and incur such expenses as the Sellers’ Representative may in its sole discretion determine necessary or appropriate in connection with the administration of the foregoing, at the expense of the Sellers;
(g)pay or cause to be paid all expenses incurred or to be incurred by or on behalf of the Sellers in connection with this Agreement or the Escrow Agreement, or establish such reserves as the Sellers’ Representative may from time to time determine, in its sole discretion, to be necessary or desirable in connection with the expenses and other costs to be borne by the Sellers hereunder, and direct the Buyer, or the Escrow Agent, as the case may be, to make payment of such amounts to be applied to such reserves in lieu of the payment to the Sellers hereunder;
(h)accept, deliver and receive instructions and notices required or permitted under this Agreement and the Escrow Agreement;
(i)take all other actions to be taken by or on behalf of any Seller and exercise any and all rights that any Seller is permitted or required to do or exercise under this Agreement; and
(j)take all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement, the Escrow Agreement or any ancillary agreement.
The Sellers’ Representative will have no duties or responsibilities except for those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller will exist with respect to the Sellers’ Representative in its capacity as such.
11.2.3.    Actions Binding. The agencies and proxies created hereunder are coupled with an interest and are therefore irrevocable without the consent of the Sellers’ Representative, will be binding on and enforceable against the Sellers and their successors, permitted assigns, heirs and personal representatives and will survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and acts by the Sellers’ Representative will be binding upon the Sellers and no Seller will have the right to object, dissent, protest or otherwise contest the same. Without limiting the generality of the foregoing, any notice delivered or payment made by the Buyer or the Escrow Agent to the Sellers’ Representative will be treated as having been delivered or made, as the case may be, to each Seller entitled thereto, regardless of the actions taken or not taken by the Sellers’ Representative following receipt of such notice or payment.
11.2.4.    Reliance. The Sellers’ Representative is authorized to act on behalf of the Sellers in accordance with the terms of this Section 11, notwithstanding any dispute or disagreement with or among the Sellers. The Buyer and any other third party will be entitled to rely on any and all actions taken by the Sellers’ Representative without any liability to, or obligation to inquire of, independently verify or confirm with any of the Sellers. The Buyer and any such other third party is and will be fully protected in acting or refraining from acting upon and relying upon any notice, instruction, direction, request, waiver, consent, receipt or other paper or document in writing that the Buyer or such other third party in good faith believes after due examining the same, on its face, has been signed by the Sellers’ Representative.

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11.2.5.    Liability of Sellers’ Representative; Indemnification.
(a)Neither the Sellers’ Representative nor any of its Representatives will be liable to any Seller relating to the performance of the Sellers’ Representative’s duties and obligations under this Agreement or the Escrow Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise, except to the extent it is determined in a final and non-appealable order or judgment by a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Sellers’ Representative constituted willful misconduct. The Sellers’ Representative and its Representatives will be indemnified and held harmless by the Sellers, severally, but not jointly or jointly and severally, each in accordance with the Pro Rata Portions of the Sellers, from and against any and all losses, expenses and all other damages paid or otherwise incurred in any action, suit, Action or claim to which the Sellers’ Representative is made a party by reason of the fact that the Sellers’ Representative was acting as such pursuant to this Agreement or the Escrow Agreement; provided, that the Sellers’ Representative will not be entitled to indemnification hereunder to the extent it is determined in a final and non-appealable order or judgment by a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Sellers’ Representative constituted willful misconduct. The Sellers’ Representative will be fully protected in acting upon any notice, statement or certificate believed by the Sellers’ Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act on any matter unless such belief constitutes willful misconduct.
(b)The Sellers’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not liable in such capacity or any other capacity for any of the obligations of the Acquired Companies or the Sellers hereunder; and the Buyer agrees that it will in no event look to the personal assets of the Sellers’ Representative, acting in such capacity or any other capacity, for the satisfaction of any obligations to be performed by the Acquired Companies or the Sellers hereunder.
11.2.6.    Sellers’ Representative Reserve. The Sellers’ Representative will have the right to recover, at its sole discretion, from the Sellers’ Representative Reserve and the Adjustment Escrow Funds and Retention Escrow Funds (but, in the case of the Adjustment Escrow Funds and Retention Escrow Funds, only out of any funds remaining for disbursement to the Sellers from the Escrow Account after the payments required by Section 2.6.5 and Section 2.7, respectively), prior to any distribution to the Sellers, (i) the Sellers’ Representative’s reasonable out-of-pocket expenses (including fees and charges of counsel, accountants and other Representatives) incurred in serving in that capacity and (ii) any amounts to which it is entitled pursuant to the indemnification provision in Section 11.2.5(a) (each item in clauses (i) and (ii) of this Section 11.2.6 referred to as a “Charge”, and collectively the “Charges”). In the event the amount of the Adjustment Escrow Funds and Retention Escrow Funds (to the extent available therefor) and the Sellers’ Representative Reserve available to satisfy Charges (the “Remaining Escrow Property”) is insufficient to satisfy all Charges, then the Sellers shall, severally, but not jointly or jointly and severally, each in accordance with the Pro Rata Portions of the Sellers, pay the Charges in excess of the Remaining Escrow Property. The Sellers’ Representative shall hold the Sellers’ Representative Reserve on behalf of the Sellers as an agent of the Sellers and shall provide periodic statements to the Sellers with respect to the release of any material portion of the Sellers’ Representative Reserve. At such time and from time to time that the Sellers’ Representative determines in its good faith discretion that a portion of the Sellers’ Representative Reserve will not be required for the payment of such Charges, the Sellers’ Representative shall distribute to the Sellers, in accordance with the Allocation Schedule, such applicable amounts from the Sellers’ Representative Reserve (less any amounts required to be withheld pursuant to applicable federal, state and local withholding Legal Requirements).
11.2.7.    Successor Sellers’ Representative. Sellers representing a majority or more of the Shares, as measured by the Pro Rata Portions of the Sellers of the Sellers following the Closing, will be entitled, at any time or from time to time, upon ten (10) Business Days prior written notice

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to the Buyer, to appoint a successor Sellers’ Representative hereunder; provided, however, that the appointment of such a successor will not deprive the Sellers’ Representative so succeeded of any of the benefits of this Section 11.
11.3.    Expenses of Transaction. Whether or not the Contemplated Transactions are consummated, except as otherwise specifically provided for in this Agreement, each of the Parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such Party in connection with the preparation, negotiation and execution and performance of this Agreement and the Escrow Agreement and the consummation of the Contemplated Transactions.
11.4.    Entire Agreement. The agreement of the Parties that is comprised of this Agreement (including all Schedules and Exhibits hereto) and the Escrow Agreement sets forth the entire agreement and understanding between the Parties and their respective Affiliates with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications (other than the Confidentiality Agreement), whether oral or written, relating to the subject matter of this Agreement or the Escrow Agreement.
11.5.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the Contemplated Transactions are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Sellers’ Representative and the Buyer will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the end that the Contemplated Transactions are fulfilled in accordance with the terms hereof to the greatest extent possible.
11.6.    Amendment. This Agreement may be amended or modified, but only by an instrument in writing executed by each of the Buyer and the Sellers’ Representative.
11.7.    Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns, and except with respect to Section 8.6, the Persons who are the beneficiaries of the rights under such Section; with respect to Section 9.3, the Releasees, with respect to Section 11.15, Ropes Gray LLP; and with respect to Section 11.18.2, the Nonparty Affiliates, nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation.
11.8.    Assignment. This Agreement and any rights and obligations hereunder may not be assigned, delegated, hypothecated or otherwise transferred by any Party hereto (by operation of law or otherwise) without the prior written agreement of the Buyer and the Sellers’ Representative, provided that, after the Closing, either Buyer or any Seller may assign this Agreement to any of its beneficial owners or successors by operation of law; provided further that that any assignment, delegation or other transfer of this Agreement, in whole or in part, by any Party shall not relieve such Party of any liability or obligation under this Agreement. Any purported assignment, delegation, hypothecation or other transfer in breach of this Section 11.8 shall be null and void.
11.9.    Governing Law. This Agreement, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof or the Contemplated Transactions, whether in contract or in tort or otherwise, will be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
11.10.    Consent to Jurisdiction. Each Party to this Agreement, by its execution hereof, hereby irrevocably (a) submits, subject to Section 2.6, to the exclusive jurisdiction of the Delaware Court of Chancery (or if, but only if, the Delaware Court of Chancery declines to accept jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) for the purpose of any and all Actions arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof or the Contemplated Transactions, whether in contract

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or in tort or otherwise, (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of improper venue or forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts, or that this Agreement or any claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof or the Contemplated Transactions may not be enforced in or by such court, (c) agrees not to commence any such Action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts (subject in each case to clause (a) of this sentence) whether on the grounds of inconvenient forum or otherwise, (d) consents to service of process in any such Action in any manner permitted by the laws of the State of Delaware, (e) agrees that service of process made in accordance with clause (d) or made pursuant to Section 11.1 (other than by e-mail) will constitute good and valid service of process in any such Action, and (f) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (d) or clause (e) does not constitute good and valid service of process. Notwithstanding the immediately preceding sentence, a Party may commence an Action in any other court of competent jurisdiction to enforce an order or judgment issued by one of the courts described in the immediately preceding sentence.
11.11.    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION DESCRIBED IN SECTION 11.10. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
11.12.    Reliance. Each of the Parties hereto acknowledges that it has been informed by each other Party that the provisions of Sections 11.9, 11.10 and 11.11 constitute a material inducement upon which such Party is relying and will rely in entering into this Agreement, and each such Party agrees that any breach by such Party of any of the provisions of Sections 11.9, 11.10 and 11.11 above would constitute a material breach of this Agreement.
11.13.    Specific Enforcement.
11.13.1.     Each of the Parties agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. Each of the Parties acknowledges and agrees that (i) the other Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond or other surety, this being in addition to any other remedy to which such other parties are entitled under this Agreement and (ii) the right to an injunction, specific performance, or other equitable relief is an integral part of the Contemplated Transactions and without that right, none of the Parties would have entered into this Agreement.
11.13.2.     Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law.
11.14.    No Waiver. No failure or delay on the part of any Party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of

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any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.
11.15.    Negotiation of Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
11.16.    Representation of the Sellers and their Affiliates.
11.16.1.     Buyer agrees, on its own behalf and on behalf of its Affiliates, that, following the Closing, Ropes & Gray LLP may serve as counsel to the Sellers and their Affiliates in connection with any matters related to this Agreement or the Contemplated Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Contemplated Transactions notwithstanding any representation by Ropes & Gray LLP prior to the Closing Date of any of the Acquired Companies. Buyer and the Acquired Companies hereby (i) waive any claim they have or may have that Ropes & Gray LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing with respect to this Agreement or the Contemplated Transactions (including any other agreement entered in connection therewith) between the Buyer, any of its Affiliates or any Acquired Company, on the one hand, and any Sellers, the Seller’s Representative or any of their respective Affiliates, on the other hand, Ropes & Gray LLP may represent Sellers and/or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to the Buyer, any of its Affiliates or any Acquired Company and even though Ropes & Gray LLP may have represented any Acquired Company in a matter substantially related to such dispute. Buyer and the Acquired Companies also further agree that, as to all communications among Ropes & Gray LLP and the Acquired Companies, the Sellers or Sellers’ Affiliates and their respective Representatives that relate in any way to this Agreement, the negotiation thereof, or the Contemplated Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers’ Representative on behalf of the Sellers (collectively, “Pre-Closing Privileges”) and shall not pass to or be claimed by the Buyer, any of Buyer’s Affiliates or any Acquired Company. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between the Buyer, any of Buyer’s Affiliates or any Acquired Company, on the one hand, and a third party other than a party to this Agreement or any of their Affiliates, on the other hand, an Acquired Company may assert a Pre-Closing Privilege to prevent disclosure of confidential communications by Ropes & Gray LLP to such third party; provided, however, that such Acquired Company may not waive such privilege without the prior written consent of the Sellers’ Representative.
11.16.2.     All such Pre-Closing Privileges, and the portion of any books and records and other documents of the Acquired Companies containing any advice or communication that is subject to any Pre-Closing Privilege (“Pre-Closing Privileged Materials“), shall be excluded from the Contemplated Transactions, and shall be distributed to the Sellers’ Representative (on behalf of the Sellers) immediately prior to the Closing with (in the case of the portion of any such books and records) no copies retained by the Acquired Companies. Absent the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed), neither Buyer nor (following the Closing) any of the Acquired Companies shall have a right of access to Pre-Closing Privileged Materials. The Parties further agree and acknowledge that Sellers have taken reasonable efforts to segregate and retain Pre-Closing Privileged Materials, that the existence of any remaining Pre-Closing Privileged Materials found in the custody of the Acquired Companies after Closing will not be deemed a waiver of any Pre-Closing Privileges.

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11.16.3.     The Buyer acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 11.16, and understands such meaning and effect.
11.17.    Disclosure Schedules. The inclusion of any information in the Disclosure Schedules will not be deemed an admission or acknowledgment that such information is required to be listed in the Disclosure Schedules or that such items are material or would have a Material Adverse Effect, and shall not imply a measure for materiality for purposes of this Agreement. Neither party shall use the fact of inclusion of any obligation, item or matter in the Disclosure Schedules in any Action with any party concerning whether any obligation, item or matter not described in the Disclosure Schedules is material or would have a Material Adverse Effect. No disclosure in the Disclosure Schedules relating to a possible breach or violation of any Contract or Legal Requirement shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The Disclosure Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty will be deemed to be adequately disclosed as an exception with respect to all other representations and warranties solely to the extent that the relevance of such item to such other covenants, agreements, representations or warranties is readily apparent on its face, notwithstanding the presence or absence of an appropriate cross-reference thereto.
11.18.    No Recourse Against Third Parties.
11.18.1.     No provision of this Agreement is intended to confer upon any Person other than the Parties hereto and any permitted assigns any rights or remedies hereunder; provided however, that the following Persons are expressly intended as third party beneficiaries with respect to the following specified sections of this Agreement and will have the right to enforce such specified sections against the applicable Parties to this Agreement: with respect to Section 8.6, the Persons who are the beneficiaries of the rights under such Section; with respect to Section 9.3, the Releasees; with respect to Section 11.16, Ropes & Gray LLP; and with respect to Section 11.18.2, the Nonparty Affiliates.
11.18.2.     Notwithstanding any other provision of this Agreement or the Escrow Agreement, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by the Buyer, any Affiliate of the Buyer, or any Person claiming by, through or for the benefit of any of them (including any Buyer Related Party), against any Person other than the Sellers or the Company (in each case, pursuant to the terms of this Agreement), including any equityholders, partners, members, controlling persons, directors, officers, employees, incorporators, managers, agents, Representatives, and Affiliates of any Acquired Company or the Sellers or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of any of the foregoing) (each a “Nonparty Affiliate” and, collectively, the “Nonparty Affiliates”) with respect to any matters arising under or relating to the Business, the Acquired Companies (including with respect to the operation of their respective businesses prior to the Closing or any other transaction, circumstance or state of facts involving the Acquired Companies prior to the Closing), this Agreement or the Contemplated Transactions or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of the Acquired Companies or any Nonparty Affiliate concerning the Business, the Acquired Companies (including with respect to the operation of their respective businesses prior to the Closing or any other transaction, circumstance or state of facts involving the Acquired Companies prior to the Closing), this Agreement or the Contemplated Transactions; provided, however, that nothing herein shall prevent the Buyer from recovering any portion of the Purchase Price hereunder dividended or otherwise distributed to a Non-Party Affiliate by a party hereto in the event of Fraud by such Non-Party Affiliate.
11.18.3.     Notwithstanding any other provision of this Agreement or the Escrow Agreement, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by the Acquired Companies (prior to Closing) or the Sellers, or any Affiliate of the Acquired Companies or the Sellers, or any Person claiming by, through or for the benefit of any of them (including any Seller Related Party), against any Person other than the Buyer or,

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following the Closing with respect to Sections 8.5 or 8.6 hereof, the Acquired Companies (in each case, pursuant to the terms of this Agreement), including any equityholders, partners, members, controlling persons, directors, officers, employees, incorporators, managers, agents, Representatives, and Affiliates of Buyer or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of any of the foregoing) (each a “Nonparty Affiliate” and, collectively, the “Nonparty Affiliates”) with respect to any matters arising under or relating to the this Agreement or the Contemplated Transactions; provided that the foregoing shall not prevent Sellers or the Acquired Companies from seeking the liquidation of assets of Affiliates of the Buyer in the event that the Buyer fails to make any payments required by this Agreement.
11.19.    Attorneys’ Fees. In the event of any litigation arising hereunder related to a dispute between the parties hereto, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable fees, costs and expenses (including attorneys’ fees) incurred by such party in connection with such litigation.
11.20.    Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.
11.21    Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile, PDF transmission, or by electronic signatures or other electronic means (including DocuSign), and signature by any party by the foregoing means (including by one or more or a combination of the foregoing means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system.
[The remainder of this page is intentionally blank. Signatures follow.]

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In witness whereof, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first written above.

THE BUYER:	ENPRO HOLDINGS, INC.
By: /s/ Eric A. Vaillancourt Name: Eric A. Vaillancourt Its: President

THE COMPANY:	AMI HOLDCO, INC.
By: /s/ Ward McNally Name: Ward McNally Its: President

THE SELLERS:	MCNALLY CAPITAL – AMI SPV, LLC
By: /s/ Ward McNally Name: Ward McNally Its: Authorized Signatory
By: /s/ Steven Kirchnavy Name: Steven Kirchnavy By: /s/ W. William Layton Name: W. William Layton

Signature Page to Stock Purchase Agreement

Exhibit A
ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of January [●], 2024, by and among EnPro Holdings, Inc., a North Carolina corporation (“Buyer”), McNally Capital – AMI SPV, LLC, a Delaware limited liability company (the “Sellers’ Representative” and, together with the Buyer, sometimes referred to individually as a “Party” and collectively as the “Parties”), and Citibank, N.A., as escrow agent (the “Escrow Agent”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in that certain Stock Purchase Agreement, dated December 22, 2023 (the “Purchase Agreement”), by and among Buyer, the Sellers’ Representative and the other parties thereto.
RECITALS
WHEREAS, pursuant to the terms of the Purchase Agreement, Buyer has agreed with the other parties to the Purchase Agreement to deposit or cause to be deposited in escrow with the Escrow Agent certain funds to be held in accordance with the terms and subject to the conditions of the Purchase Agreement and this Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.    Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.
2.    Escrow Funds.
(a)    Promptly following the execution and delivery of this Agreement, the Buyer is depositing with the Escrow Agent funds in the amount of (i) $1,300,000 (the “Adjustment Escrow Amount”) for deposit into a separate and distinct account (the “Adjustment Escrow Account”) established by the Escrow Agent for purposes of securing Sellers’ payment obligations (if any) pursuant to Section 2.6.5(a) of the Purchase Agreement; and (ii) $390,000 (the “Retention Escrow Amount” and, together with the Adjustment Escrow Amount, the “Escrow Amounts”) for deposit into a separate and distinct account (the “Retention Escrow Account” and, together with the Adjustment Escrow Account, the “Escrow Accounts”) established by the Escrow Agent for purposes of securing certain payment obligations (if any) to the Consultant pursuant to Section 2.7 of the Purchase Agreement. The Escrow Agent hereby acknowledges receipt of the Escrow Amounts, together with all products and proceeds thereof, including all interest, dividends, gains and other income earned with respect thereto (“Escrow Earnings” and, together with the Escrow Amounts, the “Escrow Funds”), and shall hold such Escrow Funds in accordance with this Section 2 and Section 3 below, subject to the terms and conditions of this Agreement.
(b)    For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds; and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.
3.    Investment of Escrow Funds.
(a)    Unless otherwise instructed in a joint writing validly executed by the Parties, the Escrow Agent shall invest and reinvest the Escrow Funds in a non-interest-bearing deposit obligation of Citibank, N.A. insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4 below.
    (b)    The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Accounts for the preceding month.

    (c)    The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions, of this Agreement. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.
4.    Disposition and Termination of the Escrow Funds.
(a)    Escrow Funds. The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Funds as provided in, this Section 4(a) as follows:
(i)    Upon receipt of a Joint Release Instruction with respect to the Adjustment Escrow Amount, the Escrow Agent shall promptly, but in any event within two (2) Business Days after the date of receipt of such Joint Release Instruction, disburse all or part of the Adjustment Escrow Amount together with any Escrow Earnings thereon in accordance with such Joint Release Instruction.
(ii)    Upon receipt of a Joint Release Instruction with respect to the Retention Escrow Amount, the Escrow Agent shall promptly, but in any event within two (2) Business Days after the date of receipt of such Joint Release Instruction, disburse all or part of the Retention Escrow Amount together with any Escrow Earnings thereon in accordance with such Joint Release Instruction.
(iii)    Upon receipt by the Escrow Agent of a copy of a Final Determination from any Party, the Escrow Agent shall (A) promptly deliver a courtesy copy of such Final Determination to the other Party and (B) within five (5) Business Days following the date of receipt of such determination, disburse as directed, part or all, as the case may be, of the Escrow Funds (but only to the extent funds are available in the Escrow Funds) in accordance with such Final Determination.
(iv)    All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds or check as set forth in the Joint Release Instruction or Final Determination, as applicable.
(v)    Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of any funds on deposit in any Escrow Account under the terms of this Agreement must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons set forth on Exhibit A-1 and Exhibit A-2 and delivered to the Escrow Agent either (i) by confirmed facsimile only at the fax number set forth in Section 11 below or (ii) attached to an e-mail received on a Business Day from an e-mail address set forth in Section 11 below. In the event a Joint Release Instruction or Final Determination is delivered to the Escrow Agent, whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and/or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing, executed by an authorized signer of the applicable Party set forth on Exhibit A-1 or Exhibit A-2, actually received and acknowledged by the Escrow Agent.
(b)    Certain Definitions.
(i)    “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in New York, New York or Chicago, Illinois.
(ii)    “Final Determination” means a final non-appealable order of any court of competent jurisdiction directing or having the effect of requiring the release or disbursement of all or a portion of the Escrow Funds to any Person, together with (A) a certificate of the prevailing Party to the effect that such order is final and non-appealable and from a court of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing Party to effectuate such order.
(iii)    “Joint Release Instruction” means a joint written instruction executed by an authorized signer of each of the Buyer and the Sellers’ Representative directing the Escrow Agent to disburse all or a portion of the Escrow Funds, as applicable.
(iv)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
5.    Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duties, shall be implied except as required under applicable law. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of the Escrow Agent. The Escrow Agent may rely upon and, except for the Escrow Agent’s fraud, willful misconduct or gross negligence, shall not be liable for acting or refraining from acting upon any Joint Release Instruction or Final Determination furnished to it hereunder and believed by it to be genuine and to have been signed and presented by an authorized signer of the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 attached hereto. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Funds. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its reasonable opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or Final Determination. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s fraud, gross negligence or willful misconduct was the cause of any direct loss to either Party. To the extent practicable and reasonable, the Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action.
6.    Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days’ advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Buyer and the Sellers’ Representative acting jointly at any time by providing joint written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Funds (without any obligation to reinvest the same)

and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, and, at the time of such delivery, the Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.
7.    Fees and Expenses. All fees and expenses of the Escrow Agent are described in Schedule 1 attached hereto and shall be paid by the Buyer. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.
8.    Indemnity. Each of the Parties shall jointly and severally indemnify, defend, and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the documented reasonable fees and expenses of one outside counsel and experts and their staffs and all reasonable expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses, as adjudicated by a court of competent jurisdiction, have been caused by the fraud, gross negligence or willful misconduct of any of the Indemnitees, or (b) its following any instructions or other directions from the Buyer or the Sellers’ Representative in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein, the Buyer and the Sellers’ Representative agree, solely as between themselves, that any obligation for indemnification under this Section 8 (or for reasonable fees and expenses of the Escrow Agent described in Section 7) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the Escrow Agent Losses for which the Indemnitee is entitled to indemnification or, if no such determination is able to be made, then one-half by the Buyer and one-half by the Sellers’ Representative. The Parties acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. It is understood and agreed that the Escrow Agent does not have a contractual right of set-off or a contractual security interest under this Agreement.
9.    Tax Matters.
(a)    A properly completed and valid Internal Revenue Service (“IRS”) Form W-9 or applicable IRS Form W-8 (or, in each case, any successor form) for the Buyer and the Sellers’ Representative shall be provided to the Escrow Agent upon execution of this Agreement.
(b)    The Parties agree that the Escrow Funds (together with any earnings thereon, if any) shall be treated for all tax purposes as owned by the Buyer, and the Escrow Earnings shall be reported as having been earned by the Buyer, whether or not such interest or income was disbursed during the calendar year.  The Escrow Agent shall prepare and file all tax filings in a manner consistent with the foregoing on IRS Form 1099 (or other applicable form). The Escrow Agent shall timely prepare and timely file all appropriate tax or other information reporting with respect to the Escrow Funds as are required by applicable law.  The Escrow Agent shall timely withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall timely remit such taxes to the appropriate authorities.
(c)    The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates.  This Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties.  Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

10.    Covenant of Escrow Agent. The Escrow Agent hereby agrees and covenants with the Buyer and the Sellers’ Representative that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Funds to anyone except pursuant to the express terms of this Agreement or as otherwise required by applicable law.
11.    Notices. All notices, requests, demands and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission (if a facsimile number has been provided by the receiving party below) with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) with a PDF attachment executed by an authorized signer of the Party/ Parties to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited with the United States Postal Service. If notice is given to a Party, it shall be given at the address for such Party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.
if to the Buyer, then to:

EnPro Holdings, Inc.
c/o Enpro Inc.
5605 Carnegie Boulevard, Suite 500
Charlotte, NC 28209
Attention: Gary Sharp and Ellick Clark
E-mail: gary.sharp@enpro.com and ellick.clark@enpro.com

with a copy (which shall not constitute notice) to:

Robinson, Bradshaw & Hinson, P.A.
101 N. Tryon St., Suite 1900
Charlotte, NC 28246
Attention: Kelly L. Loving
E-mail: kloving@robinsonbradshaw.com

or, if to the Sellers’ Representative, then to:

McNally Capital – AMI SPV, LLC
c/o McNally Capital, LLC
151 N. Franklin Street, Suite 2650
Chicago, IL 60606
Attention: Ward McNally; Adam Lerner
E-mail: Ward@mcnallycapital.com; alerner@mcnallycapital.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
191 North Wacker Drive, 32nd Floor
Chicago, Illinois 60606
Attention: Neill Jakobe; Tim Castelli
E-mail: Neill.Jakobe@ropesgray.com; Timothy.Castelli@ropesgray.com or, if to the Escrow Agent, then to:

Citibank, N.A.
Citi Private Bank
227 W. Monroe Street, Suite 200

Chicago, Illinois 60606
Attn: Sonny Lui
Telephone No.: (312) 876-8547
Facsimile No.: (312) 205-0129
E-mail: sonny.lui@citi.com

Notwithstanding the above, in the case of communications delivered pursuant to the foregoing clause (i) through (iv) of this Section 11, such communications shall be deemed to have been given on the date received by the receiving party. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.
12.    Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Funds in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by the Buyer and the Sellers’ Representative after which this Agreement shall be of no further force and effect except that the provisions of Section 8 hereof shall survive termination.
13.    Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior written consent of the other parties; provided, however, that Buyer may assign its rights and obligations under this Agreement to any of its Affiliates upon written notice to the Sellers’ Representative and the Escrow Agent; provided further, that any assignment of this Agreement, in whole or in part, by Buyer to any of its Affiliates shall not relieve Buyer of any liability or obligation under this Agreement. This Agreement, together with the Purchase Agreement, constitutes the sole and entire agreement of the parties hereto with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, as between Buyer and the Sellers’ Representative only, in the event of any inconsistency between the terms set forth in this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall control. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising from or relating to this Agreement. This Agreement, and any Joint Release Instruction, may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Sections 7 and 8, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.
14.    Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
15.    Further Assurances. Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.
16.    Assignment. Except as set forth in Section 13, no assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld). Any transfer or assignment of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect. To comply with federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate form W-9 or W-8 as applicable and such other forms and documentation that the Escrow Agent may request to verify identification and authorization to act. In no event shall the Escrow Agent be obligated hereunder to (x) make any payments from the Escrow Funds directly to any assignee of either Party of any rights under this Agreement, or (y) obey any written instructions delivered pursuant hereto from any assignee of any rights under this Agreement, unless, in the case of clauses (x) and (y), such assignee has become a Party to this Agreement.
17.    Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its reasonable control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.
18.    Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties agree to provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank pursuant to the terms and conditions of this Agreement. For a non-individual Person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, an identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
19.    Use of Citibank Name. No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.
20.    Use of Electronic Records and Signatures. As used in this Agreement, the terms “writing” and “written” include electronic records, and the terms “execute,” “signed” and “signature” include the use of electronic signatures. Notwithstanding any other provision of this Agreement or the attached Exhibits and Schedules, any electronic signature that is presented as the signature of the purported signer, regardless of the appearance or form of such electronic signature, may be deemed genuine by Escrow Agent in Escrow Agent’s sole discretion, and such electronic signature shall be of the same legal effect, validity and enforceability as a manually executed, original, wet-ink signature; provided, however, that any such electronic signature must be an actual and not a typed signature. In accordance with Section 8 of this Agreement, Escrow Agent shall be indemnified and held harmless from any Escrow Agent Losses it incurs as a result of its acceptance of and reliance on electronic signatures that it reasonably deems to be genuine. Any electronically signed agreement, instruction or other document shall be an “electronic record” established in the ordinary course of business and any copy shall constitute an original for all purposes. The terms “electronic signature” and “electronic record” shall have the meaning ascribed to them in 15 USC § 7006. This Agreement and any instruction or other document furnished hereunder may be transmitted by facsimile or as a PDF file attached to an email.
21.    Return of Funds. If the Escrow Agent releases any funds, including but not limited to the Escrow Funds or any portion of it, to a Party and subsequently determines, in its sole discretion, that the payment or any portion of it was made in error, the Party shall, upon notice, promptly refund the erroneous payment. Any such erroneous payment by the Escrow Agent, and the Party’s return thereof to the Escrow Agent, shall not affect any obligation or right of either the Escrow Agent or the Parties. Each of the Parties agrees not to assert discharge for value, bona fide payee, or any similar doctrine as a defense to the Escrow Agent’s recovery of any erroneous payment.

* * * * *

Exhibit A
    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

BUYER:
ENPRO HOLDINGS, INC.
By: Name: Its:

SELLERS’ REPRESENTATIVE:
MCNALLY CAPITAL – AMI SPV, LLC
By: Name: Its:

ESCROW AGENT:
CITIBANK, N.A.
By: Name: Its:

Exhibit to Escrow Agreement